Exhibit 2.1

EXECUTION COPY

Dated 6 September 2016

Share Sale and Purchase Agreement

between

Luvata Heat Transfer Solutions II AB

and

Modine Manufacturing Company

Table of Contents

Page

1.	Definitions and Interpretation	3

2.	Sale and Purchase	15

3.	Conditions	16

4.	Closing Settlement Schedule	17

5.	Consideration	17

6.	Pre‑Completion Obligations and Events	18

7.	Completion	21

8.	Seller’s Warranties and Undertakings	22

9.	Seller’s Limitations on Liability	22

10.	Purchaser’s Warranties and Undertakings	22

11.	Leakage	25

12.	Restrictive covenants	27

13.	Termination	27

14.	Resigning Directors	28

15.	Insurance	28

16.	Cash Pool, Finance and Hedging	28

17.	Transferring Employee	29

18.	Access to Information	30

19.	Tax	31

20.	Confidentiality	32

21.	Announcements	33

22.	Assignment and Designation of Local SPAs	33

23.	Gross-up	34

24.	Further Assurance	34

25.	Entire Agreement	34

26.	Severance and Validity	35

27.	Variations	35

28.	Remedies and Waivers	35

29.	Effect of Completion	35

30.	Third Party Rights	35

31.	Payments	36

32.	Costs and Expenses	36

33.	Notices	36

34.	Counterparts	37

35.	Governing Law and Settlement of Disputes	37

(i)

36.	Non-Recourse

(ii)

This Agreement is made on 6 September 2016

Between:

(1)	Luvata Heat Transfer Solutions II AB, a company incorporated in Sweden with registered number 556729-0043 and whose registered office is at c/o Luvata Söderköping AB, Industrigatan 2, 614 81 Söderköping, Sweden (the “Seller”); and

(2)	Modine Manufacturing Company, a company incorporated in Wisconsin and whose principal executive office is at 1500 DeKoven Avenue, Racine, Wisconsin 53403, USA (the “Purchaser”),

(the Seller and the Purchaser each separately a “Party” and together the “Parties”).

Whereas:

(A)	The Seller has agreed to sell, and the Purchaser has agreed to purchase, all of its Shares, in each case on the terms and subject to the conditions of this Agreement.

(B)	In order to facilitate an efficient process in the event of breaches by the Seller of the Warranties (as defined below), the Purchaser will arrange for a buyer’s representations and warranties insurance in the name of the Purchaser, without the possibility of recourse against the Seller (except if there is fraud or wilful misconduct from the Seller’s side in which case the insurance will still be valid but there will be recourse against the Seller).

(C)	Accordingly, the Seller and the Purchaser intend to take the steps set out in this Agreement, including payment of the Consideration and procuring repayment of the Intercompany Financing Arrangement Payables and Intercompany Financing Arrangement Receivables, in return for, inter alia, the transfer of the Shares and the procurement of the release of various guarantees and security interests in connection with the Shares and underlying businesses to be transferred.

It is agreed:

1.	Definitions and Interpretation

1.1	In this Agreement:

“Agents” means, in relation to a person, that person’s directors, officers, employees, advisers, agents and representatives;

“Announcement” means the announcement in the agreed form relating to the subject matter of this Agreement;

“Antitrust Conditions” means those conditions set out in paragraphs 1, 2 and 3 of Schedule 2, and each an “Antitrust Condition”;

“Auditor” has the meaning given to it in Clause 11.3 (Provision of Information);

“Bank Guarantees” means any guarantee, indemnity, letter of comfort or similar form of actual or contingent financial obligation issued or entered by any bank or other financial institution for the purpose of securing obligations of any of the Target Companies, each as set out in Schedule 11 (Guarantees), in connection with the operation of the Business;

“Base Cash Consideration” means one hundred sixty six million seven hundred thirty eight thousand two hundred twenty US dollars (USD 166,738,220);

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in Finland and New York;

“Business” means the business of the design, marketing and manufacturing of commercial and industrial coils, coolers (such as heat exchangers) and related products of the Target Companies as conducted at the date hereof;

“Cash Consideration” means:

(a)	the Base Cash Consideration;

(b)	plus the Daily Payment Amount;

(c)	plus the Equity Contribution Amount (if any); and

(d)	less the amount of known Leakage (if any);

“Circular 59” means the Circular Issued by the Department of Finance of the PRC and the State Taxation Bureau of the PRC Concerning Relevant Issues of Enterprise Income Tax Treatment in the Enterprise Reorganization (Cai Shui [2009] No. 59);

“Claim” means any claim made by Purchaser under this Agreement;

“Closing Settlement Schedule” means the schedule to be provided by the Seller to the Purchaser pursuant to Clause 4 (Closing Settlement Schedule);

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Accounts” means the combined accounts of the Target Companies as of the Locked Box Date included under index numbers 03.03.01.12 and 03.03.01.10 of the Data Room.

“Companies Act” means the Companies Act 2006;

“Completion” means completion of the sale and purchase of the Shares under this Agreement;

“Completion Date” means the first day that is (i) the last Business Day of a calendar month and (ii) at least ten (10) Business Days after the day on which the last of the Conditions has been satisfied or waived, or such other date as the Parties may agree in writing;

“Conditions” means the conditions referred to in Clause 3 (Conditions) and set out in Schedule 2 (Conditions);

“Consideration” means the Cash Consideration and the Stock Consideration;

“Continuing Provisions” means Clause 1 (Definitions and Interpretation), Clause 20 (Confidentiality), Clause 21 (Announcements), Clause 22 (Assignment), Clause 25 (Entire Agreement), Clause 26 (Severance and Validity), Clause 27 (Variations), Clause 28 (Remedies and Waivers), Clause 30 (Third Party Rights), Clause 32 (Costs and Expenses), Clause 33 (Notices) and Clause 35 (Governing Law and Settlement of Disputes), all of which shall continue to apply after the termination of this Agreement pursuant to Clause 3.10 (Conditions) or Clause 7.4(c) (Completion) without limit in time;

“Daily Payment Amount” means an amount equal to the sum of:

(a)	twenty five thousand Euro (EUR 25,000) per day from (and excluding) the Locked Box Date to (and including) the date (the “Ticking Fee Closing Date”) that is first day that is (x) the last Business Day of a calendar month and (y) at least ten (10) Business Days after the day on which the last of the Antitrust Conditions has been satisfied or waived; PLUS

(b)	in the event that the Completion Date is not the same date as the Ticking Fee Closing Date, an amount being a daily payment amount for each day from (and excluding) the Ticking Fee Closing Date to (and including) the Completion Date, starting at twenty four thousand Euro (EUR 24,000) in respect of the first day following the Ticking Fee Closing Date and reducing by one thousand Euro (EUR 1,000) each day thereafter until the 25th day following the Ticking Fee Closing Date (in respect of which day and every day thereafter the daily amount shall be zero);

“Data Room” means the data room managed by Ansarada, and entitled “Project Vincent” (URL: https://dataroom.ansarada.com/project.vincent/) and comprising copies of documents and other information (on the date which is two days prior to the date of this Agreement) relating to the Business and the Target Companies made available to the Purchaser online. The index of such data room is provided to the Purchaser as an enclosure to the Disclosure Letter on the date of this Agreement;

“Disclosed” means facts, matters or other information fairly disclosed by or in the Disclosed Information and for these purposes “fairly disclosed” means disclosed in a manner that, on a review of the Disclosed Information, a reasonable purchaser would be aware of the fact, matter or other information and be in a position to make a reasonably informed assessment of such fact, matter or other information;

“Disclosed Information” means:

(a)	the contents of this Agreement and the Transaction Documents;

(b)	the contents of the Disclosure Letter;

(c)	the contents of the Data Room; and

(d)	information made public on the following:

(i)	Companies’ Register of Udine;

(ii)	Austrian Companies’ Register (Firmenbuch);

(iii)	Austrian Insolvency Database (Ediktsdatei);

(iv)	Swedish Companies Registration Office (Bolagsverket);

(v)	Swedish Patent and Registration Office (Patent och Registreringsverket);

(vi)	the Companies Registry of England and Wales;

(vii)	the internet site of the Official Serbian Commercial Registry of the Serbian Business Registers Agency;

(viii)	Commercial Registry of Guadalajara (Registro Mercantil de Guadalajara);

(ix)	Property Registry of Guadalajara 3 (Registro de la Propiedad de Guadalajara Nº 3);

(x)	Spanish Public Registry on Insolvency (Registro Público Concursal);

(xi)	Public Registry of Property and Commerce of Monterrey, Nuevo León;

(xii)	Brazilian Internal Revenue Service (CNPJ/MF) - Enrollment Confirmation;

(xiii)	Commercial Registry of the State of Minas Gerais - Summary of filings (ficha cadastral);

(xiv)	MCA Services, Ministry of Corporate Affairs, Government of India; and

(xv)	the official website of the PRC National Enterprise Credit Information Public Disclosure System,

in each case, as at midday local time in the relevant jurisdiction of the applicable public register two (2) Business Days prior to the date of this Agreement;

“Disclosure Letter” means the letter from the Seller to the Purchaser in the agreed terms and delivered to the Purchaser before the execution of this Agreement;

“Dispute” has the meaning given to it in Clause 35.2 (Governing Law and Settlement of Disputes);

“Dispute Notice” has the meaning given to it in Clause 35.2 (Governing Law and Settlement of Disputes);

“Effects” has the meaning given to it in the definition of “Underinsured Incident”;

“Encumbrance” means any pledge, charge, lien (other than a lien arising by operation of law in the ordinary course of trading), mortgage, debenture, hypothecation, security interest, pre-emption right, option, title retention or any other encumbrance or security agreement or arrangement or other or any other type of preferential arrangement, agreement or obligation having similar effect, or any agreement to create any of the above;

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by any of those media, including man and his property;

“Environmental Law” means all applicable laws (including, for the avoidance of doubt, common law), statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions applicable to the Target Companies and in force in the relevant jurisdictions were the Target Companies operate on the date of this Agreement whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transportation or handling of Hazardous Substances, and all bye-laws, codes, regulations, decrees or orders issued or promulgated or approved thereunder or in connection therewith to the extent that the same are applicable as at the date of this Agreement;

“Environmental Permit” means any licence, approval, authorisation, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law;

“Euro” or “EUR” means euro, the lawful currency of the eurozone, used by the institutions of the European Union;

“Equity Contribution Amount” means in both cases between the date hereof and the Completion Date (i) any amount paid by the Seller or any member of the Seller’s Group in the form of a cash equity contribution to the equity of any Target Company with the prior written consent of the Purchaser (such consent not to be unreasonably withheld in the event the contribution is being made to comply with any regulatory requirements applicable under law or regulation and the conversion of an existing intra-group loan into equity is not a possible alternative to comply with the relevant law or regulation), and (ii) the amount of any intra-group loan converted to the equity of any Target Company by the Seller or any member of the Seller’s Group.  In the case of a conversion of an intra-group loan to the equity of any Target Company such Equity Contribution Amount shall be denominated in the same currency as the intra-group loan that is so converted.  In the case of a conversion of an intra-group loan to the equity of any Target Company, the principal amount of the intra-group loan so converted shall be increased by (i) the amount of interest that would have accrued on such loan amount from the date of conversion until the Completion Date but for such conversion and (ii) the amount of any incremental tax expense incurred as a result of such conversion when compared to repayment of the intra-group loan, provided that such tax expense is first notified by the Seller in writing to the Purchaser prior to the implementation of such conversion, and the Purchaser has not instructed the Seller not to proceed with such conversion within 5 Business Days of such notification by the Seller;

“Exchange Act” means Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“FATCA” means (i) Code Sections 1471 - 1474, any amended or successor legislation, any U.S. Department of Treasury Regulations, forms, instructions or other guidance issued pursuant thereto, (ii) any intergovernmental agreement entered into pursuant to such authorities, and (iii) any legislation, regulations or guidance promulgated by any jurisdiction giving effect to any item described in limb (i) or (ii) of this definition;

“Financing Letters” has the meaning given to it in Clause 35.5;

“Fundamental Warranties” means the Warranties set out in paragraphs 1 (The Seller) and 2 (Corporate Information) of Schedule 6 (Warranties);

“GAAP” has the meaning given to it in Clause 10.1(m);

“Hazardous Substances” means any natural or artificial substance of any nature whatsoever (whether in the form of a solid, liquid, gas or vapour alone or in combination with any other substance) which is capable of causing harm or damage to the Environment or to public health or welfare or capable of causing a nuisance, including controlled, special, hazardous, toxic or dangerous wastes or pollutants;

“IFRS” means the International Financial Reporting Standards;

“Intellectual Property Rights” means all patents, utility models, business names, trademarks, goodwill and right to sue for passing off or unfair competition, service marks, trade names, registered designs, design rights, database rights, copyrights (including copyrights in software) and neighbouring rights, moral rights, domain names, semiconductor topography rights, rights in inventions, know-how, trade secrets, rights in confidential information and other similar proprietary rights in any part of the world (whether registered or not), including, where such rights are obtained or enhanced by registration, any registration of such rights and all applications and rights to apply for such registrations which may subsist anywhere in the world;

“Intercompany Cash Pooling Arrangements” means any cash pooling arrangement between the Target Companies and the Seller's Group consistent with the terms and conditions (including as the rates of interest paid or accrued pursuant to such arrangements) set out in the summary of cash pooling arrangements included under index number 04.02.01.10 of the Data Room;

“Intercompany Financing Agreements” means any inter-group financing arrangement or contract between the Target Companies and the Seller's Group consistent with the terms and conditions (including as the rates of interest paid or accrued pursuant to such arrangements) set out in the intercompany financing agreements included under index numbers 04.02.01.11 of the Data Room, consistent with Schedule 13 (Interest rates to be applied to Intercompany Financing Arrangements and internal deposits) and otherwise consistent with the ordinary course of business and past practice of the Target Companies;

“Intercompany Financing Arrangement Payables” means, in relation to each Target Company, any amounts owed as at Completion by that Target Company to any member of the Seller's Group under the Intercompany Financing Agreements, the Intercompany Hedging Arrangements and the Intercompany Cash Pooling Arrangements (including any interest accrued but unpaid thereunder);

“Intercompany Financing Arrangement Receivables” means, in relation to each Target Company, any amounts owed as at Completion to that Target Company by any member of the Seller's Group under the Intercompany Financing Agreements, the Intercompany Hedging Arrangements and the Intercompany Cash Pooling Arrangements (including any interest accrued but unpaid thereunder);

“Intercompany Hedging Arrangements” means any hedging arrangement or contract between any of the Target Companies and any member of the Seller's Group of a similar purpose and nature and consistent with the terms and conditions set out in the hedging transactions included under index numbers 04.02.01.05 of the Data Room and in all cases such that the spread of internal FX hedges is a maximum of 4 Pips (Pip = price interest point) on top of: (i) the prevailing market price on Reuters; or (ii) the respective price received for the external hedge by Luvata Treasury calculated for EUR FX rate and converted to the other relevant currency by using the respective FX rate;

“IT Separation Plan” means the IT separation plan to be agreed between the Parties after the date of this Agreement, in accordance with Clause 6.7;

“Leakage” means, in each case from or by any Target Company to or for the benefit of the Seller or any of its Related Persons (but excluding item (b) in the definition of Related Person) during the period from (but excluding) the Locked Box Date to (and including) the Completion Date:

(a)	any dividend or distribution (whether in cash or in kind) or any payments in lieu of any dividend or distribution, declared, paid or made;

(b)	any redemption, repurchase, repayment or return of shares, loans, debt or debt-like securities or other securities, or return of capital (whether by reduction of capital or otherwise and whether in cash or in kind);

(c)	any payments made or agreed to be made (directly or indirectly) or assets transferred by any Target Company;

(d)	any waiver or release (whether conditional or not) of any amount, right, value or obligation, or any claim in respect thereof owed, or due to any of the Target Companies;

(e)	any payments made, or liabilities incurred by any Target Company in connection with the transactions contemplated by this Agreement or as a result of Completion including payments or incurrence of any costs, expenses, professional fees or transaction bonuses to any person (including any bonuses and director’s fees, consultancy fees, advisory fees, management fees, monitoring fees, or compensation of a similar nature paid, but excluding salary and other expenses payable to, or in respect of, any employees of the Target Companies in the ordinary course of business pursuant to employment contract or law) (which, for the purposes of Clause 11, shall be deemed to be received by the Seller);

(f)	the agreement, undertaking, arrangement or vote in favour to do any of the matters set out in (a) to (e) above (including, for the avoidance of doubt, any such agreement, undertaking, arrangement or vote prior to Completion which results after Completion in any of the items referred to in paragraphs (a) to (e) above); and

(g)	any fees, costs or Tax (excluding any VAT in respect of the fees which are recovered by any Target Company by repayment or credit) becoming payable by any Target Company as a consequence of any of the matters referred to in sub-paragraphs (a) to (f) inclusive above, but, in each case, not including any Permitted Leakage;

“Leakage Amount” has the meaning given to it in Clause 5.3 (Consideration Adjustment);

“Leakage Claim” means any claim, proceeding, suit or action against any Seller in respect of any breach of Clause 11 (Leakage);

“Leakage Dispute” has the meaning given to it in Clause 11.6;

“Leakage Expert” has the meaning given to it in Clause 11.6;

“LCIA” means the London Court of International Arbitration;

“LCIA Rules” means the London Court of International Arbitration Rules;

“Local SPA” means the short form transfer documents pursuant to which Sale Shares will be transferred on the Completion Date, in each case in the form included in Part B of Schedule 4 (Shares to Be Transferred) and “Local SPAs” means all of them;
“Locked Box Date” means December 31, 2015;

“Lock-up Agreements” means the lock-up agreements to be entered into at Completion between the Purchaser and each of the Stock Consideration Recipients, in form set out in Schedule 12, each a “Lock-up Agreement”;

“Long Stop Date” means February 22, 2017 or such other date as the Parties may agree in writing;

“Loss” or “Losses” means any and all losses, liabilities, actions and claims, including charges, costs, damages, fines, penalties, interest and all legal and other professional fees and expenses including, in each case, all related Taxes;

“Luvata Audit Procedures” means that for each entity there is as part of the preparation of Luvata group consolidated financial statements (i) an audit or an review, or (ii) no work, depending on the scale of operations, as specified for each entity under index number 03.01.01.01 of the Data Room;

“Non-Satisfaction” has the meaning given to it in Clause 3.10 (Conditions);

“Notice” has the meaning given to it in Clause 33.1 (Notices);

“Permitted Encumbrances” means:

(a)	any restriction or Encumbrance arising in the ordinary course of business in connection with the Intercompany Financing Arrangement Payables or debt facilities of the Seller; and

(b)	any security established to secure the Intercompany Financing Arrangement Payables or debt facilities of the Seller;

“Permitted Leakage” means any of the following:

(a)	payments made under or other actions taken in relation to:

(i)	any Intercompany Financing Agreement which action is permitted thereunder;

(ii)	any Intercompany Hedging Arrangement which action is permitted thereunder;

(iii)	any Intercompany Cash Pooling Arrangement which action is permitted thereunder;

(b)	payments of guarantee fees on Bank Guarantees arranged by any member of the Seller’s Group on behalf of any Target Company in the ordinary course of business consistent with the terms set out in the summary of bank and parent company guarantees under index number 04.02.01.12 of the Data Room;

(c)	payments of each of:

(i)	the Seller's Group management fee, in the ordinary course of business consistent with past practice and subject to a maximum amount of two hundred thousand Euro (EUR 200,000) in respect of any calendar month;

(ii)	service charges or costs incurred in connection with the procurement of IT services pursuant to the Information Technology Services Agreements, dated 12 April 2016 contained under index numbers 09.17.02, 09.17.03, 09.17.04 and 09.17.05 of the Data Room, in the ordinary course of business consistent with past practice and subject to a maximum amount of two hundred thousand Euro (EUR 200,000) in respect of any calendar month;

(iii)	the AX fee, in the ordinary course of business consistent with past practice and subject to a maximum amount of one hundred thousand Euro (EUR 100,000) in respect of any calendar month;

(iv)	the insurance fee, in the ordinary course of business consistent with past practice and subject to a maximum amount of fifty thousand Euro (EUR 50,000) in respect of any calendar month; and

(v)	other minor recharges in the ordinary course of business consistent with past practice, including but not limited to management, monitoring or similar fees, insurance fees, fees in relation to IT systems and personnel charges, subject to a maximum amount of twenty five thousand Euro (EUR 25,000) in respect of any calendar month, provided that the payments made (i) to (v) above shall not exceeed four million five hundred thousand Euro (EUR 4,500,000) in aggregate during the calendar year 2016;

(d)	payments of any service charges or costs reasonably incurred in connection with the separation of the IT systems of the Target Companies from the IT systems of the Seller’s Group in connection with the IT Separation Plan;

(e)	purchase of tubes products from the Seller’s Group and related payments by the Target Companies in the ordinary course of business on arm’s length terms and conditions consistent with past practice;

(f)	payment of salary and other contractually and legally required costs in respect of the employment of the Transferring Employee and Mr. Erik Hedin in the ordinary course of business and consistent with past practice;

(g)	any other action or matter undertaken or to be undertaken in relation to any matter required to be undertaken pursuant to the Transaction Documents; and

(h)	any Tax becoming payable by any Target Company as a result of any of the matters referred to in sub-paragraphs (a) to (g) inclusive above;

“PRC” means the People’s Republic of China;

“Pre-Closing Tax Period” has the meaning given to it in Clause 19;

“Proceedings” has the meaning given to it in paragraph 15.1 of Schedule 6 (Warranties);

“Public Notice 4” means the Enterprise Reorganization Enterprise Income Tax Administration Rules issued by the State Taxation Bureau of the PRC (Public Notice [2010] No. 4);

“Purchaser’s Completion Documents” has the meaning given to it in Clause 10.1(b) (Purchaser’s Warranties and Undertakings);

“Purchaser’s Group” means the Purchaser, its direct and indirect subsidiaries, any parent companies or partnership or an unincorporated association carrying on trade or business of the Purchaser and all other similar subsidiary undertakings of any such parent company as the case may be from time to time (and for the avoidance of doubt, including the Target Companies after Completion);

“Purchaser’s Warranties” means the warranties referred to in Clause 10 (Purchaser’s Warranties and Undertakings);

“Regulatory Authority” means (i) applicable government agencies in any jurisdiction where an approval of the Transaction is required; and (ii) competition, anti-trust or merger control authorities in the countries or regions where an anti-trust filing is required or a relevant threshold is met as a result of the Transaction;

“Related Person” means any person that is connected with another person, in particular but without limitation:

(a)	in the case of a person or body corporate, any other person or body corporate which, directly or indirectly, controls, or is controlled by, or is under common control with, such person or body corporate; for the purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise;

(b)	in the case of an individual, any spouse and/or lineal descendant by blood or adoption of that individual or any person(s) acting in the capacity of trustee(s) of a trust of which that individual is the settlor; and

(c)	in the case of a limited partnership, any nominee or trustee of the limited partnership, the partners in that limited partnership or their nominees, any investment manager or investment adviser to the limited partnership, any parent undertaking or subsidiary undertaking of that investment manager or investment adviser and any other investment fund managed or advised by any such person and/or any investor in any fund that directly or indirectly holds interests in the limited partnership, provided that the Target Companies shall not be deemed Related Persons of the Seller for the purposes of this Agreement;

“Relevant Party’s Group” means: in relation to the Purchaser, the Purchaser’s Group; in relation to the Seller, the Seller’s Group;

“Resigning Directors” means Anneli Sääski, Jyrki Siltala, Jyrki Vesaluoma, Erik Hedin, Hannu Wahlroos and Robert Fleming, each a “Resigning Director”;

“Resolution Period” has the meaning given to it in Clause 35.2 (Governing Law and Settlement of Disputes);

“Restricted Period” means the period from (and including) the Completion Date to (and including) the second anniversary of the Completion Date;

“Requested Information” has the meaning given to it in Clause 11.3 (Provision of Information);

“SEC” means the U.S. Securities and Exchange Commission;

“SEC Reports” has the meaning given to it in Clause 10.1(m);

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Seller Group Guarantees” means any corporate guarantee, indemnity, letter of comfort or similar form of actual or contingent financial obligation issued or entered into prior to the date hereof by any member of the Seller’s Group to a third party for the purpose of securing obligations of any Target Company, each as set out in Schedule 11 (Guarantees), in connection with the operation of the Business;

“Seller’s Designated Account” means any one or more of the bank account details which shall be notified to the Purchaser by the Seller at least five (5) Business Days prior to Completion;

“Seller’s Group” means the Seller, its direct and indirect subsidiaries, parent companies or partnership or an unincorporated association carrying on trade or business of the Seller and all other similar subsidiary undertakings of any such parent company as the case may be from time to time (but excluding the Target Companies);

“Seller’s knowledge” means the actual knowledge of Dennis Appel, David Dalton, Charles Gao, Erik Hedin, Michael Powell, Laura Puntin, Pasi Rosenberg, Jyrki Siltala, Anneli Sääski and Jyrki Vesaluoma, in each case, after having made reasonable enquiry of each other as at the date of this Agreement;

“Seller’s Lenders” means financial institutions and other entities that have provided the Seller with secured senior and mezzanine debt facilities originally put in place in 2007 (and as amended and amended and restated from time to time) and the security agent and facility agent in respect of such facilities;

“Senior Employee” means any employee of any Target Company with a base salary in excess of EUR 100,000 (or the equivalent in the local currency where such employee is employed);
“Settlement” has the meaning given to it in Clause 35.2 (Governing Law and Settlement of Disputes);

“Shares” means the shares in the Target Companies held by the Seller, as further detailed in Schedule 4 (Shares to be Transferred) together with any share capital in such Target Companies resulting from an Equity Contribution Amount (if any) excluding the shares of  Luvata Heat Transfer Solutions (Zhongshan) Co., Ltd., which shall be transferred to Luvata Heat Transfer Solutions Asia Holding AB prior to the Completion;

“Stock Consideration” means 2,219,424 validly issued, fully-paid and non-assessable shares in the common stock of the Purchaser, par value USD 0.625, to be issued on the Completion Date;

“Stock Consideration Recipients” means certain of the Seller's Lenders whom the Seller designates to receive the Stock Consideration;

“Target Companies” means the companies listed in Schedule 1 (The Target Companies), and “Target Company” means any of them;

“Target Company Data” means all business information and all personally-identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the IT systems of the Target Companies;

“Tax” or “Taxation” means any form of tax, levy, impost, duty, charge, social security contribution or other governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies, withholdings and deductions of whatever nature, whenever and wherever imposed, and all related penalties, charges, costs and interest and in respect of any person whether their liability for the same is a primary or secondary liability;

“Tax Return” means any return, report, form, declaration, claim for refund, information report or return, statement, supplementary or supporting schedules or other information filed or required to be filed with any taxing authority with respect to Taxes (including any amendment thereof);

“Tax Warranties” means the Warranties set out in paragraph 16 of Schedule 6 (Warranties);

“Taxation Authority” means any governmental or other authority competent to impose Taxation;

“Trademark License Agreement” means the Trademark License Agreement to be entered into at Completion substantially in the form of Schedule 8 (Trademark License Agreement);

“Transaction” means the transactions to be effected by the Transaction Documents;

“Transaction Documents” means this Agreement, the Trademark License Agreement, the Transitional Service Agreement, the Local SPAs, the Disclosure Letter, the Lock-up Agreements, and any Schedules thereto, and any other agreement or document referred to in, or ancillary to, those documents, to which the Seller and the Purchaser is a party, and “Transaction Document” shall mean any one of them;

“Transferring Employee” means the person listed in Schedule 5 (Transferring Employee);

“Transitional Services Agreement” means the Transitional Services Agreement to be entered into at Completion substantially in the form of Schedule 9 (Form of Transitional Services Agreement);

“Underinsured Incident” means:

(a)	any event, circumstance or effect that is deemed by the Seller's insurers to constitute an "earth movement", a "flood" or a "windstorm" under the Seller's Group Property Damage and Business Interruption Policy (collectively, “Effects”); and

(b)	such Effects take place after (and including) the date of this Agreement and prior to the time of Completion that causes damage to any of the Underinsured Properties where such damage exceeds the aggregate insurance coverage in respect of such Property under the Seller's Group Property Damage and Business Interruption Policy;

“Underinsured Properties” means each of the properties within the Seller's Group located at:

(a)	Via Giulio Locatelli, 22 - 33050 Pocenia (UD), Italy (to the extent insurance coverage in respect of such Underinsured Property under the Seller's Group Property Damage and Business Interruption Policy (or such other insurance policy) is less than EUR 101,193,810, on an individual and not aggregate basis);

(b)	Via Prometo Candoni 9, Zona Industriale, 33020 Amaro (UD), Italy (to the extent insurance coverage in respect of such Underinsured Property under the Seller's Group Property Damage and Business Interruption Policy (or such other insurance policy) is less than EUR 54,450,776, on an individual and not aggregate basis);

(c)	SE-614 81 Söderköping, Sweden (to the extent insurance coverage in respect of such Underinsured Property under the Seller's Group Property Damage and Business Interruption Policy (or such other insurance policy) is less than EUR 74,244,898, on an individual and not aggregate basis);

(d)	1000 Heat Craft Drive, Grenada, MS 38901-8843, USA (to the extent insurance coverage in respect of such Underinsured Property under the Seller's Group Property Damage and Business Interruption Policy (or such other insurance policy) is less than EUR 51,026,981, on an individual and not aggregate basis);

(e)	P.I. Henares 309-310, 19004 Guadalajara, Spain (to the extent insurance coverage in respect of such Underinsured Property under the Seller's Group Property Damage and Business Interruption Policy (or such other insurance policy) is less than EUR 75,967,500, on an individual and not aggregate basis); and

(f)	3984 Highway 51 South, Grenada, MS 38901, USA (to the extent insurance coverage in respect of such Underinsured Property under the Seller's Group Property Damage and Business Interruption Policy (or such other insurance policy) is less than EUR 218,986,974, on an individual and not aggregate basis);

“USD” or “US Dollars” means US dollars, the lawful currency of the United States of America;

“VAT” means any Taxation levied by reference to added value or any sales or turnover Tax of a similar nature;

“W&I Insurance Policy” means the warranty and indemnity insurance policy issued to the Purchaser by the W&I Insurance Provider;

“W&I Insurance Provider” means Pembroke/Ironshore;

“Warranties” means the warranties referred to in Clause 8 (Seller’s Warranties and Undertakings) and set out in Schedule 6 (Warranties) and “Warranty” shall mean any one of them;

“Warranty Claim” means any claim for breach of Warranty; and

“Zhongshan Transfer” means the transfer of the shares of Luvata Heat Transfer Solutions (Zhongshan) Co., Ltd. from the Seller to Luvata Heat Transfer Solutions Asia Holding AB prior to Completion.

1.2	The expression “in the agreed terms” means in the form agreed between the Purchaser and the Seller and signed for the purposes of identification by or on behalf of the Purchaser and the Seller.

1.3	Any reference to “writing” or “written” means any method of reproducing words in a legible and non‑transitory form.

1.4	References to “include” or “including” are to be construed without limitation.

1.5	References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.

1.6	Reference to a “subsidiary”, “subsidiary undertaking”, “parent undertaking” and “holding company” have the meanings given to them by the Companies Act

1.7	References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).
1.8	The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.9	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.10	References to Clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.

1.11	References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision except to the extent that any amendment, consolidation or replacement would increase or extend the liability of the Seller under this Agreement.

1.12	References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.13	All payments required in accordance with this Agreement shall be made in Euro except for the payment of the Base Cash Consideration which shall be made in US Dollars and the payments of Intercompany Financing Arrangement Payables and Intercompany Financing Arrangement Receivables which shall be made in their relevant currency. For the purpose of applying a reference to a monetary sum expressed in Euro, an amount in a different currency shall be converted into Euro on a particular date at an exchange rate equal to the official European Central Bank exchange rate for such date, as published by the European Central Bank. All payments to the Seller payable under this Agreement shall be paid to the Seller’s Designated Account.

1.14	This Agreement shall be binding on and be for the benefit of the successors of the Parties.

2.	Sale and Purchase

2.1	The Seller shall sell and the Purchaser shall purchase, or shall designate a member of the Purchaser's Group to purchase, the Shares on the terms and subject to the conditions of this Agreement with effect from Completion with full title guarantee and free from all Encumbrances and with all rights which are now, or at any time hereafter may become, attached to them including the right to receive all distributions and dividends declared, paid or made in respect of the Shares after Completion.

2.2	The Seller shall procure that on or prior to Completion any and all rights of pre-emption, repurchase, acquisition or other such equivalent rights over the Shares are waived irrevocably by the persons entitled thereto.

2.3	Neither the Seller nor the Purchaser shall be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed at Completion.

3.	Conditions

3.1	The obligations of the Seller and the Purchaser to complete the sale and purchase of the Shares are in all respects conditional on the satisfaction (or waiver, as the case may be) of the Conditions.

3.2	The Purchaser shall use its best endeavours to procure the fulfilment of the Antitrust Conditions as soon as possible, and in any event before the Long Stop Date.

3.3	The Purchaser shall submit any notifications, filings or submissions to the Regulatory Authority as soon as possible following the date of this Agreement and in any event within ten (10) Business Days of the date of this Agreement.

3.4	The Seller and the Purchaser agree that:

(a)	the regulatory filings required in order to satisfy the Antitrust Conditions shall be prepared by the Purchaser, and the Purchaser shall be responsible for the payment of any associated filing fees; and

(b)	all requests and enquiries from the Regulatory Authority shall be dealt with, in each case, by the Seller and the Purchaser in consultation with each other and the Seller and the Purchaser shall co‑operate with each other and the Regulatory Authority and provide all necessary information and assistance required by the other or by the Regulatory Authority as soon as reasonably practical upon being requested to do so.

3.5	The Purchaser shall:

(a)	promptly inform the Seller of the content of any meeting, material conversation and any other communication which takes place between the Purchaser (or its Agents) and the Regulatory Authority and provide copies or, in the case of non‑written communications, a written summary, to the Seller;

(b)	except for communications which are immaterial or procedural in nature, procure that the Seller is given a reasonable opportunity to review, comment on and approve drafts of all notifications, filings and submissions before they are submitted to the Regulatory Authority and provide the Seller with final copies of all such notifications, filings and submissions (save that in relation to all disclosures to the Seller under this Clause 3.5(b), the Purchaser may redact business secrets and other confidential or competitively or commercially sensitive material provided unredacted copies of such information is provided on an outside counsel-to-counsel, confidential basis);

(c)	take all steps necessary to secure the satisfaction of the Antitrust Conditions by the end of the Regulatory Authority’s initial period of review without the need for a second phase of investigation (including agreeing to any conditions, undertakings or divestments to obtain clearance in accordance with any applicable merger control law, statute or regulation of any applicable jurisdiction); provided, however, that the Purchaser shall not, and no member of the Purchaser's Group shall, be required to perform any steps pursuant to this Clause 3.5(c) that would, in the opinion of the Purchaser acting in good faith, have a material effect on the businesses of either the Purchaser's Group or the Target Companies; and

(d)	use its best endeavours to avoid any declaration of incompleteness by the Regulatory Authority or any other suspension of the periods for clearance.

3.6	The Purchaser undertakes to the Seller to procure that neither it nor any member of the Purchaser's Group shall (either alone or acting in concert with any other person):

(a)	acquire (or cause another person to acquire or to offer to acquire); or

(b)	execute definitive transaction documentation (or cause another person to execute definitive transaction documentation) arrangements that, if carried into effect, would result in the acquisition of,

a competing business to the business of any of the Target Companies, the acquisition of which might reasonably be expected to prejudice or delay the outcome of any filings with, or applications to, any Regulatory Authority. For the avoidance of doubt, this Clause 3.6 shall not survive Completion.

3.7	Neither Party shall, without the prior written consent of the other Party, withdraw any notification, filing or submission made to the Regulatory Authority.

3.8	Both Parties undertake to notify the other Party in writing, of anything which will or may prevent any of the Conditions from being satisfied on or before the Long Stop Date immediately that it comes to its attention.

3.9	The Purchaser undertakes to notify the Seller as soon as possible on becoming aware that any of the Antitrust Conditions has been satisfied and in any event within one (1) Business Day of such satisfaction.

3.10	If the Conditions are not satisfied on or before the Long Stop Date or becomes incapable of satisfaction on or before the Long Stop Date (the “Non-Satisfaction”) the Seller shall be entitled to treat this Agreement as terminated subject to, and on the basis set out in, Clause 13.2 (Termination).

4.	Closing Settlement Schedule

4.1	Not less than five (5) Business Days prior to the Completion Date, the Seller shall provide the Purchaser with a schedule (the “Closing Settlement Schedule”) setting out:

(a)	the amount payable under the Intercompany Financing Arrangement Payables, as calculated pursuant to Clause 16 (Cash Pool, Finance and Hedging) (including all appropriate details including currency, identity of payee and payee account details);

(b)	the Daily Payment Amount;

(c)	the Equity Contribution Amount (if any); and

(d)	the amount of any known Leakage (if any).

4.2	In the event that Completion is deferred beyond the intended Completion Date in accordance with the terms of this Agreement and a Closing Settlement Schedule has been delivered to the Purchaser prior to such deferral occurring, the Seller shall be entitled to deliver a revised Closing Settlement Schedule to the Purchaser in accordance with Clause 4.1 and the Closing Settlement Schedule previously submitted shall cease to apply or be relevant for all purposes.

5.	Consideration

5.1	Consideration Amount

The aggregate consideration for the sale and purchase of the Shares shall be: (i) the payment by the Purchaser of an amount equal to the Cash Consideration; and (ii) the issuance of the Stock Consideration, all of which shall be allocated and paid, issued or discharged (as appropriate) on Completion in accordance with this Clause 5 and Clause 7.3 (Completion) and the Seller agrees that such payments shall constitute good and valid discharge of the Purchaser's obligations with respect to payment of the Consideration under this Agreement.

5.2	Consideration Allocation

Unless otherwise agreed in writing, the Seller and the Purchaser agree that the Consideration shall be allocated among the Shares in accordance with Schedule 4 (Shares to be Transferred).

5.3	Consideration Adjustment

(a)	If any Leakage is notified under Clause 11.2 (Notification of Leakage) or otherwise comes to the attention of the Purchaser at or prior to Completion and the Seller agrees that such Leakage has occurred and the amount of such Leakage (a “Leakage Amount”), the Consideration shall be reduced by an amount equal to such agreed aggregate Leakage Amounts, which shall discharge the Seller's obligation to make payment of such Leakage Amount under Clause 11 (Leakage). The Seller agrees that any such Leakage Amount shall be deducted from the Consideration that would otherwise be paid to the Seller in accordance with this Clause 5 and Clause 7.3 (Completion).

(b)	If any payment is made by the Seller to the Purchaser in respect of any Leakage Claim or any breach of this Agreement (including any breach of a Warranty), the payment shall be treated as an adjustment to the Consideration paid by the Purchaser under this Agreement to the Seller and, in such circumstances, the Consideration shall be deemed to have been reduced by the amount of such payment. For the avoidance of doubt, this Clause 5.3 does not operate to reduce the ability of the Purchaser to make a Claim or any Leakage Claim or the amount of the Claim or any Leakage Claim.

6.	Pre‑Completion Obligations and Events

6.1	The Seller shall procure that from the date of this Agreement until Completion:

(a)	the Target Companies will conduct the Business in all material respects only in the ordinary course; and

(b)	the Target Companies do not or do not agree to do anything set out in Schedule 10 (Conduct of Business prior to Completion), without the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed).

6.2	In consultation with the Purchaser, the Seller shall use reasonable endeavours to procure that:

(a)	the relevant Target Company shall provide, as soon as reasonably practicable, such information as the Purchaser may reasonably request (at the expense of the Seller) in relation to the steps and actions being taken, or to be taken, by the relevant Target Company in order to effect repayment of the Intercompany Financing Arrangement Payables at Completion and the release of all relevant security under the Intercompany Financing Arrangement Payables and any associated hedging arrangements upon such repayment;

(b)	the senior management of the Seller's Group provides the Purchaser, on a timely basis, with such cooperation as the Purchaser may reasonably request in order for the Purchaser to complete, as soon as practicable and in consultation with any financing banks or other lenders (such banks and any other lenders providing any financing in connection with the Transaction, the “Financing Sources”) or as may be reasonably requested by a Financing Source, the entering into of a financing in connection with the Transaction, provided always that no Target Company shall be required to enter into any agreement or arrangement which, prior to Completion, results in an obligation for borrowed amounts or any other liability or contingent obligation or to pay any commitment or other similar fee or to incur any other out of pocket cost or expense to a third party (except such fees, costs and expenses as the Purchaser agrees in writing to promptly reimburse) in connection with any such financing, amendment, waiver or consent; and

(c)	the Target Companies and the senior management of the Seller's Group shall provide, as soon as reasonably practicable at the Purchaser's cost, such information and assistance as the Purchaser may reasonably request as is required by the Purchaser in order to begin preparatory work to prepare audited financial information in respect of the Target Companies to the extent required by law and to satisfy the Purchaser's regulatory obligations (including those of the New York Stock Exchange). Any auditing fees and expenses will be borne by the Purchaser; provided, that such fees are reasonable and reflect customary market rates for equivalent work of this nature.

6.3	The Purchaser shall promptly, upon request from the Seller, reimburse the Seller for all reasonable out of pocket expenses (including legal fees) incurred by the Seller in connection with the cooperation contemplated by Clauses 6.2(b) and 6.2(c)

6.4	Clause 6.1 shall not apply in respect of and shall not operate so as to restrict or prevent:

(a)	any Permitted Leakage;

(b)	payment of (through cash or conversion of a loan) any Equity Contribution Amount;

(c)	any matter reasonably undertaken by the Target Companies in an emergency or disaster situation with the intention of and to the extent only of those matters strictly required with a view to minimising any adverse effect thereof (and of which the Purchaser shall be promptly notified and, to the extent reasonably practicable, consulted on), but only for so long as such emergency or disaster situation continues and solely to the extent necessary or prudent to mitigate the effects of such emergency or disaster situation and provided further that nothing in this paragraph shall exonerate the Seller for any liability that it may have for any breach of Clause 6.2 which may have led to such emergency or disaster situation;

(d)	any matter expressly permitted by, or necessary for performance of, this Agreement (including for the avoidance of doubt any matters set out in the definition of Permitted Leakage) or the Transaction Documents or necessary for Completion; or

(e)	any matter undertaken at the written request or with the written consent of the Purchaser.

6.5	Underinsured Incident

(a)	The Parties agree that:

(i)	if an Underinsured Incident occurs; and

(ii)	such Underinsured Incident has a material adverse effect on the Target Companies,

the Purchaser shall be entitled to terminate this Agreement without any payment or penalty subject to, and on the basis set out in, Clause 13.2 (Termination), unless the Seller agrees to pay, or cause another Seller’s Group entity to pay, to the Purchaser the amount calculated as the difference (on a gross basis) between:

(iii)	the total damage caused by the Effect; and

(iv)	the aggregate of all insurance proceeds actually paid to the Seller by its relevant insurer(s) in respect of such Underinsured Property under the Seller’s Group Property Damage and Business Interruption Insurance.

(b)
The Parties agree that, in the event that the Seller arranges increased insurance coverage under the Seller’s Group Property Damage and Business Interruption Insurance (or under another insurance policy) in respect of any Underinsured Property after the date of this Agreement such that the relevant Underinsured Property is covered for property damage and business interruption insurance in an amount not less than the amount set out beside such Underinsured Property’s description in the definition of “Underinsured Properties,” and provides the Purchaser with written confirmation of such increased coverage, such Underinsured Property shall be excluded from the definition of “Underinsured Properties” with effect from the time such increased coverage takes effect. The Seller (and for the avoidance of doubt no Target Company) shall be responsible for the costs and expenses of  arranging such increased insurance coverage.

6.6	Replacement of Luvata on Certain US Letters of Credit

(a)	On or prior to the Completion Date, the Purchaser will provide to both the former insurance provider, Liberty Mutual Insurance Company, and the current insurance provider, Travelers, of Luvata Heat Transfer Solutions, Inc.:

(i)	an executed assumption agreement assuming responsibility for the obligations of (a) Luvata Heat Transfer Solutions Inc. and its subsidiaries, to the extent such obligations relate to the workers of Luvata Heat Transfer Solutions Inc. and its subsidiaries, under the workers compensation insurance policies, which assumption agreement shall become effective upon occurrence of Completion; and

(ii)	an acceptable replacement letter of credit or other acceptable collateral security, to the extent such letter of credit or collateral security relates to the obligation relating to the workers of Luvata Heat Transfer Solutions Inc. and its subsidiaries, which shall become effective upon occurrence of Completion;

in each case, satisfactory to the insurance providers.

(b)	With effect from Completion, the Seller will terminate the letter of credit that the Seller’s Group has provided as security deposit for the obligations of Luvata Heat Transfer Solutions Inc. and its subsidiaries. The Purchaser and Luvata Heat Transfer Solutions Inc. will use reasonable endeavours to assist the Seller in connection with termination of such letter of credit as of the Completion Date, provided that, at all times, the Purchaser’s exposure is limited to those obligations solely relating to the employees of Luvata Heat Transfer Solutions Inc. and its subsidiaries.

6.7	IT Separation Plan

As soon as practicable, and in any event within thirty (30) days of the date of this Agreement, both of the Parties undertake to work together in good faith with the other Party to finalise the terms of the IT Separation Plan, including to agree that:

(a)	the terms of the IT Separation Plan are reasonable and appropriate to effect the separation of the Seller's Group IT systems from the Target Companies; and

(b)	any charges, costs and expenses included in the IT Separation Plan are commercially reasonable charges that may be incurred by Target Companies for the benefit of the Seller.

6.8	Conversion of Intercompany Loans

(a)	No later than thirty (30) days after the date of this Agreement the Purchaser may notify the Seller that it requires the Seller to, prior to Completion, convert to equity any amount of any intra-group loan owed by Luvata Italy S.r.l. to the Seller’s Group. The Parties agree and acknowledge that, in determining the relevant amount, the settlement of the aggregate amount of any cash deposits made by Luvata Italy S.r.l. shall be taken into account first in repaying such intra-group loan and only the remaining balance of such intra-group loan may be required to be converted.

(b)	In the event either of the Parties determines that it would be advisable to convert, prior to Completion, any intra-group loans to equity in respect of any other Target Company than Luvata Italy S.r.l., the Parties shall discuss in good faith to agree the amount, if any, and time of such proposed conversion.

7.	Completion

7.1	Not less than fifteen (15) Business Days prior to Completion, the Seller shall notify the Purchaser in writing of the full details of the identity and jurisdiction of incorporation of each Stock Consideration Recipient.

7.2	Completion shall take place on the Completion Date at the offices of White & Case LLP, in Helsinki, Finland or at such other place and/or time as is agreed in writing by the Seller and the Purchaser.

7.3	At Completion the Seller shall undertake those actions listed in Part 1 of Schedule 3 (Completion Arrangements) and the Purchaser shall undertake those actions listed in Part 2 of Schedule 3 (Completion Arrangements).

7.4	If there is a material breach of Clause 7.3 (Completion) and Schedule 3 (Completion Arrangements) on the Completion Date the non-defaulting Party, as the case may be, (the “Non-Defaulting Party”) shall not be obliged to complete this Agreement and such Non-Defaulting Party shall be entitled by written notice to the other Party to:

(a)	defer Completion for a period of up to ten (10) Business Days (with the provisions of this Clause 7 applying to Completion as so deferred); or

(b)	proceed to Completion as far as practicable (without limiting its rights and remedies under this Agreement); or

(c)	treat this Agreement as terminated for breach of condition subject to, and on the basis set out in, Clause 13.2 (Termination),

in each case without prejudice to the Non-Defaulting Party's rights under this Agreement (including the right to claim damages) or otherwise. For the avoidance of doubt, if the Non-Defaulting Party is unable to comply with any of its obligations specified in Schedule 3 (Completion Arrangements) following the other Party’s failure to perform any of its obligations under Schedule 3 (Completion Arrangements), the Non-Defaulting Party shall not be deemed to have breached Schedule 3 (Completion Arrangements).

8.	Seller’s Warranties and Undertakings

8.1	The Seller warrants to the Purchaser that each of the Warranties is at the date of this Agreement, and each of the Fundamental Warranties is at the date of this Agreement and at Completion will be, true and accurate in all material respects. The Warranties are given subject to Schedule 7 (Seller’s Limitations on Liability).

8.2	The Seller shall not be liable under the Warranties to the extent that the facts which cause the Warranties to be breached were Disclosed to the Purchaser as part of the Disclosed Information.

8.3	Unless expressly provided in this Agreement, each of the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph or anything in this Agreement.

9.	Seller’s Limitations on Liability

The liability of the Seller in respect of a Warranty Claim shall be limited as provided in Schedule 7 (Seller’s Limitations on Liability).

10.	Purchaser’s Warranties and Undertakings

10.1	The Purchaser warrants to the Seller and, for the purposes of Clause 10.1(i) to (m) inclusive only, each of the Stock Consideration Recipients that the statements set out below are true and accurate as at the date of this Agreement and undertakes that they will be true and accurate at Completion as if they had been repeated at Completion:

(a)	the Purchaser is a company validly existing and duly incorporated under the laws of its jurisdiction of incorporation;

(b)	the Purchaser has the full legal right, power and authority to execute, deliver and perform the Transaction Documents to which it is a party (the “Purchaser’s Completion Documents”);

(c)	the Purchaser’s Completion Documents will, when executed by the Purchaser, constitute lawful, valid and binding obligations of the Purchaser in accordance with their respective terms;

(d)	the execution and delivery of, and the performance by the Purchaser of its obligations under, the Purchaser’s Completion Documents will not:

(i)	result in a breach of any provision of the memorandum or articles of association, by-laws or equivalent constitutional document of the Purchaser;

(ii)	result in a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the Transaction;

(iii)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the Transaction; or

(iv)	require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority (including any stock exchange on which the Purchaser’s common stock is then listed) which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (provided that this paragraph (iv) shall not extend to those consents or approvals from anti-trust, governmental or regulatory authorities referred to in Schedule 2 (Conditions)); and

(e)	the Purchaser is acting as principal and not as agent or broker for any other person and no other person than the Purchaser will be interested in the Shares. For the purposes of this paragraph the word “interested” shall bear the same meaning as in Part 22 of the Companies Act;

(f)	the Purchaser has (and at Completion will have) on an unconditional basis (other than being conditional on Completion occurring) the necessary cash resources sufficient to meet its obligations under this Agreement and the Purchaser’s Completion Documents;

(g)	neither the Purchaser nor any member of the Purchaser’s Group which is a party to any Transaction Document is insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Purchaser or any member of the Purchaser’s Group which is a party to any Transaction Document and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of the Purchaser or any member of the Purchaser’s Group which is a party to any Transaction Document and no event has occurred to give the right to enforce such security;

(h)	so far as the Purchaser is aware, neither the Purchaser nor any member of the Purchaser’s Group is subject to any order, judgment, direction, investigation or other proceedings by any governmental or other authority which will, or are likely to, prevent or delay the fulfilment of any of the Antitrust Conditions;

(i)	the Stock Consideration has been duly authorized and, when issued, delivered and paid for as provided in this Agreement, will be duly and validly issued, fully paid and nonassessable; the issuance of the Stock Consideration is not subject to any preemptive, subscription or similar rights;

(j)	no vote of the holders of any class or series of capital stock or other equity interests of the Purchaser is necessary to issue the Stock Consideration to be issued under this Agreement; prior to completion, Purchaser shall have reserved a sufficient number of shares of its common stock in order to fulfil its obligation to issue the Stock Consideration to be issued under this Agreement;

(k)	as of Completion, the Stock Consideration Recipients will have good title to the Stock Consideration, free and clear of all Encumbrances;

(l)	the Stock Consideration will be issued in compliance with all applicable U.S. state and federal laws, statutes, regulations, rules or regulatory guidance having the force of law concerning the issuance of securities; and

(m)	since January 1, 2014, the Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC by the Purchaser under the Securities Act and the Exchange Act, including pursuant to Section 13(a) thereof (the foregoing materials, including the exhibits and schedules thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Purchaser included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Purchaser and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Purchaser has (A) reasonably designed disclosure controls and procedures (within the meaning of Rules 13a- 15(e) and 15d-15(e) of the Exchange Act) to ensure that material information is made known to the Chief Executive Officer and the Chief Financial Officer of Purchaser and (B) disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls. There are no unresolved comments in comment letters received from the SEC staff with respect to the SEC Reports filed or furnished on or prior to the date hereof.

10.2	Notification Obligation

The Purchaser shall notify the Seller promptly in writing upon becoming aware of any fact, matter or circumstance that may delay Completion.

10.3	Waiver of Rights

The Purchaser hereby warrants and undertakes to the Seller for itself and as agent and trustee for each employee, director, agent or officer of any member of the Seller’s Group and/or the Target Companies (each a “Relevant Person”) that other than with respect to the terms of this Agreement, any other direct contractual obligation existing between the Purchaser and the Relevant Person and in the absence of fraud or fraudulent misrepresentation, the Purchaser:

(a)	has no rights against (and waives any rights it may have against); and

(b)	may not make a claim against (and waives any claim it may have against),

any Relevant Person, provided that nothing in this Clause 10.3 shall limit the ability of the Purchaser to bring any claim against (i) any adviser to the Target Companies and/or the Seller, to the extent it has prepared a report or other documentation for the specific benefit of the Purchaser in connection with the Transaction (subject always to the terms of any reliance letter entered into between the Purchaser and the relevant adviser and/or the terms of engagement of such adviser); and (ii) the Seller to the extent permitted by any contractual arrangements between the Seller and the Purchaser.

10.4	No Representation

The Purchaser acknowledges that, except where specifically otherwise provided, no representation or warranty has been made as to the accuracy or completeness of any of the information provided in relation to the Target Companies by the Seller, any member of the Seller’s Group nor any of their respective and Agents.

11.	Leakage

11.1	Warranty and Undertaking

The Seller:

(a)	warrants to the Purchaser that from (but excluding) the Locked Box Date to (and including) the date of this Agreement, there has been; and

(b)	undertakes to the Purchaser to procure that from the date of this Agreement to (and including) the Completion Date, there will be,

no Leakage.

11.2	Notification of Leakage

The Seller undertakes to the Purchaser that it shall promptly notify the Purchaser in writing of the details of any breach of Clause 11.1 (Warranty and Undertaking) upon it becoming aware of any such breach.

11.3	Provision of Information

Not less than three (3) weeks prior to the Completion Date, the Seller shall provide such access as is reasonably requested, upon reasonable notice and during reasonable times, by the Purchaser and an auditor engaged solely by and at the expense of the Purchaser (the “Auditor”) to the management, books and records of the Target Companies (the “Requested Information”) so as to enable the Purchaser and the Auditor to undertake a reasonable review identifying any Leakage during the period from (but excluding) the Locked Box Date to (and including) the date(s) to which such Requested Information relates, the results of which will be made available to the Target Companies (subject to the provision by the Target Companies of any reasonable and customary hold harmless that may be requested by the Auditor).

11.4	Payment for Leakage

If any Leakage occurs and is notified under Clause 11.2 (Notification of Leakage) or otherwise comes to the attention of the Purchaser during the period from (but excluding) the Locked Box Date up to (and including) the Completion Date, and the Seller agrees that such Leakage in such Leakage Amount has occurred then, to the extent not previously remedied pursuant to Clause 5.3, the Seller shall, no later than ten (10) Business Days after receipt of such written notification, pay to the Purchaser (or any Target Company, if applicable) on a Euro for Euro basis an amount in cash equal to the amount of such Leakage, net of any Tax deduction available to and utilised by the Purchaser, the Target or any Target Company in respect of such Leakage and any amount in respect of VAT which is recoverable as input tax by a member of the Relevant Party’s Group in respect of such Leakage.

11.5	Limitations

(a)	The liability of the Seller under this Clause 11 shall terminate on the expiry of the period of three (3) months following the Completion Date, save in respect of any claim for breach of Clause 11 of which the Purchaser has given notice in writing to the Seller before the expiry of that period containing reasonable details of the relevant breach and of the calculation of the amounts claimed, in which case, in relation to any relevant breaches so notified, the Seller shall remain liable until any relevant claims have been satisfied, settled or withdrawn and any payment in respect of such satisfaction or settlement has been made to the Purchaser.

(b)	The aggregate liability of the Seller in respect of all claims under Clause 11 shall not exceed the amount of Leakage received by or benefitted the Seller or its Related Persons.

(c)	The Parties agree that the Permitted Leakage do not constitute Leakage.

11.6	Expert Determination

If the liability for or quantum of a Leakage Claim notified pursuant to Clause 11.5(a) above is not agreed in writing between the Purchaser and the Seller within 10 Business Days of the Leakage Claim being notified to the Seller (the “Leakage Dispute”):

(a)	the Leakage Dispute shall be referred to an independent expert appointed by agreement between the Purchaser and the Seller (and, in the absence of such agreement as to the independent expert within five Business Days, the independent expert shall be chosen by the President for the time being of the Institute of Chartered Accountants in England and Wales on the written application by the Purchaser) (the “Leakage Expert”) who shall determine the amount of Leakage (if any) received by the Seller, such determination to be made by the Leakage Expert acting on the following basis:

(i)	the Leakage Expert shall act as an expert and not as an arbitrator;

(ii)	the Leakage Expert’s terms of reference shall be limited to determining the liability for and/or the quantum of Leakage as set out in the notice of the relevant Leakage Claim;

(iii)	the Leakage Expert’s determination with respect to any Leakage Dispute shall be within the range of values assigned by the Purchaser to such item in the notice of the relevant Leakage Claim and the liability for or quantum of Leakage in respect of such Leakage Claim asserted by the Seller, and shall be final and binding on the Purchaser and the Seller;

(iv)	except to the extent that the Purchaser and the Seller agree otherwise in writing, the Leakage Expert shall determine his own procedure, but the procedure of the Leakage Expert shall give the Purchaser and the Seller a reasonable opportunity to make written and oral representations, allow a party to the Leakage Dispute to be present while any oral representations are being made to the Leakage Expert by the other party, and require a party to the Leakage Dispute to supply to the other party a copy of any written representations at the same time as they are supplied to the Leakage Expert;

(v)	if, notwithstanding paragraph (iv) above, the Leakage Expert determines that he lacks sufficient evidence or information to determine the liability for and/or the quantum of Leakage as set out in the notice of the relevant Leakage Claim, he may decline to provide a determination and Clause 35 shall apply;

(vi)	the Leakage Expert’s costs (including any fees and costs of any advisers appointed by the Leakage Expert) shall be based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested between the Parties, as determined by the Leakage Expert. For example, if EUR 100 is contested by the relevant Parties and EUR 75 is awarded to the Purchaser, then the Purchaser shall pay 25% of the costs of the Leakage Expert and the Seller shall pay 75% of the costs of the Leakage Expert; and

(vii)	the Purchaser and the Seller shall cooperate with the Leakage Expert, and shall comply with all reasonable requests (including requests for information relating to a Target Company) made by the Leakage Expert in connection with the carrying out of his duties.

(b)	Following the Leakage Expert determining the amount of Leakage received by, or for the benefit of, the Seller, if any, the Seller shall pay to the Purchaser an amount in cash equal to the amount of any Leakage so determined.

(c)	For the avoidance of doubt, the appointment of a Leakage Expert prior to Completion shall not give rise to a right of any Party to defer, or otherwise delay, Completion.

12.	Restrictive covenants

12.1	The Seller shall not, and shall procure that none of its Related Persons shall, at any time during the Restricted Period solicit, or attempt to entice away, or hire any Senior Employee who at the relevant time is employed by any Target Company.

12.2	Whilst the undertaking in Clause 12.1 is considered by the Purchaser and the Seller to be reasonable in all the circumstances, if it should for any reason be held to be invalid, but would have been held to be valid if part of the wording were deleted or modified, the undertaking shall apply with the minimum modifications necessary to make it valid and effective.

13.	Termination

13.1	Save for the Parties’ express right to terminate in Clause 3.10 (Conditions) or Clause 7.4(c) (Completion) referred to in Clause 13.2 below, the Purchaser shall not be entitled to rescind or terminate this Agreement, whether before or after Completion, and the Purchaser waives all and any rights of rescission which it may have in respect of any matter to the full extent permitted by law, other than such rights in respect of fraud, fraudulent misrepresentation or wilful concealment. Without prejudice to the generality of the foregoing, the Purchaser agrees that the remedy of rescission is excluded in relation to all matters and shall not be available, save in respect of fraud or wilful concealment.

13.2	If this Agreement is terminated by a Party in accordance with:

(a)	Clause 3.10 (Conditions);

(b)	Clause 6.5 (Underinsured Incident); or

(c)	Clause 7.4 (Completion),

the rights and obligations of the Parties under this Agreement shall cease immediately, save in respect of antecedent breaches (but excluding any right of the Purchaser to claim damages for breach of Warranty or of the Seller’s obligations under Clause 6 (Pre‑Completion Obligations)) and under the Continuing Provisions.

14.	Resigning Directors

The Purchaser hereby agrees to release each Resigning Director, from any and all liability for their administration until Completion (or the earlier date of their resignation), other than in respect of fraud, fraudulent misrepresentation or any other criminal conduct by any such director or officer.

15.	Insurance

15.1	The Seller shall and shall procure that the Target Companies shall continue in force all pre-existing insurance cover in respect of the businesses and assets of the Target Companies maintained by them up to and including the Completion Date.

15.2	With effect from Completion all insurance cover previously maintained by the Seller’s Group in respect of the Target Companies or their businesses or assets shall cease; provided, however, that any insurance policies which are, prior to Completion, held directly by a Target Company independently from any group-level insurance policies shall not be terminated by the Seller (or relevant Target Company) and the Seller shall use reasonable efforts to assist the Purchaser to ensure that such insurance policy remains in place following the Completion Date.

16.	Cash Pool, Finance and Hedging

16.1	The Parties agree that all Intercompany Cash Pooling Arrangements, Intercompany Financing Agreements and Intercompany Hedging Arrangements between the Target Companies and any member of the Seller’s Group will be settled and terminated at Completion and that the amounts payable under the Intercompany Financing Arrangement Payables and Intercompany Financing Arrangement Receivables will be established as follows:

(a)	On the day which is eight (8) Business Days prior to the Completion Date, the Seller shall provide the Purchaser with a schedule setting out the balance outstanding in respect of each Intercompany Financing Agreement;

(b)	On the day which is eight (8) Business Days prior to the Completion Date, all Intercompany Hedging Arrangements in place between any Target Company and any member of the Seller’s Group shall be closed, and an intra-group loan or intra-group receivable for the relevant Target Company shall be created as a result of the closing, depending on the position of the relevant Intercompany Hedging Arrangement;

(c)	On the day which is eight (8) Business Days prior to the Completion Date, all Intercompany Cash Pooling Arrangements in place between any Target Company and any member of the Seller’s Group shall be closed, and an intra-group loan or intra-group receivable for the relevant Target Company shall be created as a result of the closing, depending on the position of the relevant Intercompany Cash Pooling Arrangement;

(d)	On the day which is eight (8) Business Days prior to the Completion Date, the Seller and the Target Companies will cease to enter into any new Intercompany Financing Arrangement Payables and Intercompany Financing Arrangement Receivables, and separate the cash pool by separating each Target Company from the Seller’s cash pool into stand-alone accounts for each Target Company;

(e)	Immediately after the Seller completes the actions set out in Clauses 16.1(b), 16.1(c) and 16.1(d), in the event a Target Company has a positive balance in the cash pool, the Seller will on behalf of the Target Company deposit an amount equal to the funding required by the relevant Target Company until Completion in the stand-alone account of the relevant entity, and the remaining positive balance will be booked as an intra-group receivable of the relevant Target Company; in the event a Target Company has a negative balance in the cash pool, the negative balance will be booked as an intra-group loan (and such intra-group loan shall accrue interest in accordance with Schedule 13 (Interest rates to be applied to Intercompany Financing Agreements and internal deposits)) of the relevant Target Company;

(f)	In the event any Target Company, in the Seller’s reasonable opinion and subject to consultation with the Purchaser, requires additional funding on its stand-alone bank account until Completion the Seller will transfer the required amount to the stand-alone bank account of the Target Company, and this amount will be booked as an intra-group loan (and such intra-group loan shall accrue interest in accordance with Schedule 13 (Interest rates to be applied to Intercompany Financing Agreements and internal deposits)) of the relevant Target Company; and

(g)	On the day which is five (5) Business Days prior to the Completion Date, the Seller and the Target Companies will calculate the amounts outstanding under the Intercompany Financing Arrangement Payables and Intercompany Financing Arrangement Receivables, taking into account the actions taken under this Clause 16.1.

16.2	From the date of this Agreement the Purchaser may, upon request, appoint a representative or representatives to monitor the actions of the Seller and the Target Companies under Clause 16.1 above and in respect of all cash pooling agreements, financial clearing agreements, Intercompany Financing Agreements and Intercompany Hedging Arrangements between the Target Companies and any member of the Seller’s Group.

16.3	The Purchaser acknowledges and agrees that certain members of Seller’s Group have given, and may continue to give until Completion, Seller Group Guarantees, and that certain financial institutions have granted, and may continue to grant until Completion (provided such actions are reasonable and consistent with past practice), Bank Guarantees. The Seller shall on the fifth (5th) Business Day before the Completion Date provide the Purchaser with an updated list of the Seller Group Guarantees and Bank Guarantees outstanding at that date for the purposes of enabling compliance by the Purchaser of its obligation to release such Seller Group Guarantees and Bank Guarantees as of Completion.

16.4	Any foreign exchange or metal hedging contracts in place at Completion between any Target Company and a bank or other third party financial institution shall remain in force and transfer with the Target Company to the extent permitted under its terms.

16.5	The Purchaser acknowledges that on Completion, the Purchaser shall take the actions specified on Part 2 of Schedule 3 (Completion Arrangements), including but not limited to procure the release of any and all Seller Group Guarantees and procure the release of any and all Bank Guarantees, and that as of the Completion Date, the Purchaser shall arrange for all financing and guarantee matters of and for the Target Companies.

17.	Transferring Employee

17.1	Prior to Completion, the Seller or any member of the Seller’s Group may transfer the Transferring Employee to any of the Target Companies, whether the transfer is implemented through the operation of applicable laws, or through the relevant Target Company making an offer of employment, or otherwise. Where any such Transferring Employee is transferred to such Target Company, the Transferring Employee shall be employed by such Target Company upon terms no less favourable to the Transferring Employee than the employment contract of such Transferring Employee with the Seller’s Group immediately prior to the transfer; provided, however, that from the date of this Agreement the Seller shall not amend or alter the terms of the employment contract of such Transferring Employee without the prior written consent of the Purchaser.

17.2	If any Transferring Employee is not employed by the Target Companies on Completion and does not transfer automatically by operation of applicable laws to a Target Company, the Purchaser or any member of the Purchaser’s Group as a result of the Transaction, the Seller shall, or shall procure that the relevant member of the Seller’s Group shall, terminate the employment of such Transferring Employee with effect from Completion and the Purchaser shall, in consultation with the Seller, procure that an offer of employment is made in writing to that Transferring Employee by the Target Companies or a member of the Purchaser’s Group on terms no less favourable than the employment contract of such person in existence prior to such offer being made.

17.3	With effect from Completion, each Transferring Employee shall cease to be an active member of an employee benefit plan of the Seller’s Group and the Purchaser shall, or procure that a member of the Purchaser’s Group shall, establish new employee benefit plans for each Transferring Employee on terms no less favourable than the employee benefit plans in existence prior to an offer being made. The Purchaser shall be responsible for the costs and expenses of establishing such new employee benefit plans.

17.4	The Purchaser shall indemnify and hold harmless each member of the Seller’s Group from any and all Losses incurred on or after Completion as a result of, arising out of, or in connection with the termination of employment of any Transferring Employee who does not transfer to the Target Companies, the Purchaser or any member of the Purchaser’s Group or does not accept an offer of employment made by a member of the Purchaser’s Group, and any claim brought by such Transferring Employee in respect of any actual or anticipatory breach of contract and/or actual or anticipatory breach of statutory employment rights because of any change to any terms and conditions of employment or the termination of his or her employment on or after Completion.

18.	Access to Information

18.1	For a period of seven (7) years following Completion, the Purchaser shall, and procure that the Target Companies shall, if reasonably requested by the Seller (at the expense of the Seller) and subject to the Seller giving such undertakings as to confidentiality as the Purchaser may reasonably require, allow the Seller, access (including the right to take copies) to the books and records of the Target Companies which:

(a)	is reasonably required by the Seller:

(i)	for the purpose of dealing with its Tax and accounting affairs; or

(ii)	in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Taxation Authority regarding the Seller; and

(b)	relates to income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) or any event occurring (or treated for Tax purposes as occurring) on or before Completion.

For the avoidance of doubt, this Clause 18.1 relates to the provision of Tax and accounting information and does not require the Purchaser or any Target Company to do anything other than to provide such information and give such assistance as is reasonably necessary for the provision of such information.

18.2	To the extent that any information reasonably required for the Business is not in the possession of the Purchaser but remains held by the Seller or the Seller’s Group, then for a period of seven (7) years following Completion the Seller shall use its reasonable endeavours to procure that, subject to the Purchaser giving such undertakings as to confidentiality as the Seller may reasonably require, copies of such information are provided to the Purchaser as soon as reasonably practicable following a written request for such information by the Purchaser, provided that this requirement shall not apply to any information which if provided would or, in the opinion of the Seller acting in good faith, may:

(a)	result in a breach of contract or breach of confidence owed to a third party; or

(b)	be detrimental to the business of the Seller or the Seller’s Group.

19.	Tax

19.1	In respect of any accounting period (or portion thereof) for income Tax purposes commencing before the Completion Date and ending on the Completion Date (the “Pre-Closing Tax Period”), the Purchaser shall procure that the Tax Returns of the Target Companies shall be prepared on a basis which is consistent with the manner in which those Tax Returns were prepared for all accounting periods ending before the Completion Date, unless otherwise required by law. The Purchaser shall procure that the Target Companies provide to the Seller all Tax Returns for income Tax purposes relating to the Pre-Closing Tax Period no later than ten (10) Business Days before the date on which such Tax Returns are required to be filed with the appropriate Tax Authority without incurring interest or penalties. The Purchaser shall further procure that the Target Companies shall take the Seller’s reasonable comments into account before the Tax Returns are submitted to the appropriate Tax Authority.

19.2	The Seller covenants to pay the Purchaser an amount equal to any liability to Taxation which is the liability of a member of the Seller's Group (or any entity which at any time prior to Completion was a member of the Seller's Group) (the “Primary Person”) and which arises on or before the date which falls two (2) years after the Completion Date, for which a Target Company, the Purchaser or any other member of the Purchaser's Group is liable in consequence of (i) the Primary Person failing to discharge such liability to Taxation, and (ii) a Target Company at any time before the Completion Date being or having been treated as connected or associated with the Primary Person or being or having been treated as connected or associated with the same person as the Primary Person for any Tax purpose (including as a result as being part of the same unitary, affiliated, consolidated, or combined tax grouping with the Primary Person, under Treasury Regulation Section 1.1502-6, or otherwise), and (iii) pursuant to any contract entered into on or before Completion; provided, at all times, the total amount payable by the Seller pursuant to this Clause 19.2 shall be limited to the Consideration.

19.3	No later than seven (7) days following the Zhongshan Transfer (or sooner if required under applicable PRC law or practice), the Seller shall file all Tax Returns that are applicable under PRC laws in connection with the Zhongshan Transfer, which shall be true, accurate and complete in all respects, and timely pay all Taxes due and payable with respect to such Tax Returns (including with respect to any official assessments of the PRC Taxation Authorities). The Seller shall engage a reputable third-party valuation firm acceptable to the PRC Taxation Authorities in order to determine the quantum of PRC Taxes due in respect of the Zhongshan Transfer.

19.4	The Seller shall not make any filing with the PRC Taxation Authorities seeking to apply the "special tax treatment" under Circular 59, Public Notice 4 or other similar PRC laws to the Zhongshan Transfer and shall not seek to defer the filing of any Tax Returns or the payment of any Tax arising from the Zhongshan Transfer to a time after the Completion Date.

19.5	For the avoidance of doubt, the Seller shall be responsible for all PRC transfer taxes and related filings arising as a result of the Zhongshan Transfer.

19.6	The Seller shall provide to the Purchaser final, accurate copies of all Tax Returns relating to the Zhongshan Transfer, along with written confirmation of full payment of all applicable PRC Taxes, within ten (10) Business Days of such filing and payment and, in any event, not later than the Completion Date. The Seller acknowledges and agrees that it is solely responsible for all PRC Taxes arising as a result of the Zhongshan Transfer, and in the event of any action taken by the PRC Taxation Authorities in respect of the Zhongshan Transfer, the Seller shall deal with such action promptly and shall not unreasonably delay any settlement in respect of such action.

19.7	On or before the Completion Date, the Seller will confirm to the Purchaser in writing Luvata Far East S.r.l.’s current tax basis (pursuant to applicable PRC Tax law) in respect of its shareholding in Luvata Heat Transfer Solutions (Wuxi) Co. Ltd.. In addition, promptly following receipt of a reasonable written request from the Purchaser, the Seller will provide any reasonably requested documents, returns, reports or other filings relating to the direct and indirect transfers of Luvata Heat Transfer Solutions (Zhongshan) Co., Ltd. and Luvata Heat Transfer Solutions (Wuxi) Co. Ltd. contemplated by this Agreement.

20.	Confidentiality

20.1	Save as expressly provided in Clause 20.2, the Seller undertakes that it shall treat as confidential the provisions of the Transaction Documents and all information it has received or obtained relating to the Purchaser’s Group as a result of negotiating or entering into the Transaction Documents and, with effect from Completion, all information it possesses relating to the Target Companies.

20.2	Save as expressly provided in Clause 20.2, the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained relating to the Seller and the Seller’s Group as a result of negotiating or entering into the Transaction Documents and, at all times prior to Completion, all information it possesses relating to the Target Companies.

20.3	(a)	A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that:

(i)	it is disclosed to Agents of that Party or of other members of the Relevant Party’s Group if this is reasonably required in connection with this Agreement (and provided that such persons are required to treat that information as confidential); or

(ii)	it is required by law or any securities exchange, regulatory or governmental body or Taxation Authority; or

(iii)	it was already in the lawful possession of that Party or its Agents without any obligation of confidentiality (as evidenced by written records); or

(iv)	it is in the public domain at the date of this Agreement or comes into the public domain other than as a result of a breach by a Party of this Clause 20; or

(v)	the disclosure is made to professional advisers or actual or potential debt or equity financiers (and their respective professional advisers) of any Party or the Sellers’ Lenders (and their respective professional advisers) provided that such person undertakes to comply with the provisions of Clause 20.1 or 20.2 in respect of such information as if it were a party to this Agreement;

(vi)	the disclosure is made on a confidential basis to potential purchasers of all or part of the Seller’s Group or the Purchaser’s Group or to their professional advisers or actual or potential financiers provided that any such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase or financing and provided further that such person undertakes to comply with the provisions of Clause 20.1 or 19.2 in respect of such information as if it were a party to this Agreement; or

(vii)	in the case of the Seller, the Purchaser has given its prior written consent or, in the case of the Purchaser, the Seller has given its prior written consent,

provided that, to the extent practicable and legally permitted, prior written notice of any confidential information to be disclosed pursuant to Clause 20.3(a)(ii) shall be given to the other Party and its reasonable comments taken into account.

(b)	The Seller may disclose, or permit the disclosure of, any confidential information to its direct or indirect shareholders and to the general partner and limited partners and any potential new limited partners of Nordic Capital Fund V and Nordic Capital Fund VI, subject to the recipient keeping such information confidential.

21.	Announcements

21.1	With the exception of the Announcement which shall be made on the date hereof (or on such other date as may be agreed), and save as expressly provided in Clause 21.2, no announcement shall be made by or on behalf of any Party or a member of the Relevant Party’s Group relating to the terms of the Transaction Documents without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed.

21.2	A Party may make an announcement relating to the terms of the Transaction Documents if (and only to the extent) required by the law of any relevant jurisdiction or any securities exchange, regulatory or governmental body in which case such Party shall take all steps as may be reasonable in the circumstances to agree the contents of such announcement with the other Party prior to making such announcement.

22.	Assignment and Designation of Local SPAs

22.1	Except as provided in this Clause 22 or unless the Seller and the Purchaser specifically agree in writing, neither Party may assign, transfer, charge, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) or of any right or interest in any of them.

22.2	The Purchaser may charge or assign its rights under this Agreement (i) to any member of the Purchaser's Group (in which case the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder) or (ii) (by way of security only) to any security agent(s) and/or bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser (or any member of the Purchaser's Group) for the acquisition of the Shares, and such rights may further be assigned to any transferee under a valid enforcement of such security but so that, notwithstanding any such assignment in security, the Seller may unless it receives written notice of enforcement of the relevant security interest, deal with the Purchaser in connection with all matters arising under this Agreement. If the Purchaser assigns in accordance with this Clause 22.2 , the Seller’s liability shall be limited to the amount that would have been due, had no such assignment taken place.

22.3	The Purchaser may (at its sole discretion) designate any member or members of the Purchaser's Group to enter into one or more Local SPAs as the purchaser under such Local SPA, provided that the Purchaser will notify the Seller in writing of such designation not less than five (5) Business Days prior to the Completion Date.

23.	Gross-up

23.1	All sums payable under this Agreement shall be paid gross, free and clear of any deduction, withholding, set off or counterclaim whatsoever save only as may be required by law. If any deductions or withholdings are required by law from any such payment (other than payment of the Consideration pursuant to Clause 5 (Consideration), the payer will be obliged to pay the payee such sum as will, after such deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

23.2	Where any payment is made under Clauses 11.4 (Payment for Leakage) and that sum is subject to a charge to Taxation in the hands of the Purchaser, the sum payable shall be increased to such sum as will ensure that after payment of such Taxation the Purchaser shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation.

24.	Further Assurance

Insofar as it is able to do so after Completion, the Seller shall from time to time do, execute and deliver or procure to be done, executed and delivered all such further acts, documents (in a form reasonably satisfactory to the Purchaser) and things reasonably required by the Purchaser in order to give full effect to this Agreement.

25.	Entire Agreement

25.1	Save as otherwise agreed between the Parties, including any side agreements entered into by the Parties on the date hereof, this Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the sale and purchase of the Shares.

25.2	Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever by another Party or any of its Related Persons which is not expressly incorporated into this Agreement or the relevant Transaction Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any other Transaction Document other than pursuant to this Agreement or the relevant Transaction Document.

25.3	A Party’s only right or remedy in respect of any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or that Transaction Document, and no Party shall have any right or remedy in respect of misrepresentation (whether negligent or innocent and whether made prior to and/or in this Agreement).

25.4	Save in relation to breach of this Agreement or any other Transaction Document, no Party nor any of its Related Persons shall have any right or remedy, or make any claim, against another Party nor any of its Related Persons or advisors in connection with the sale and purchase of the Shares.

25.5	Nothing in this Clause 25 shall operate to limit or exclude any liability for fraud or fraudulent misrepresentation.

26.	Severance and Validity

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement.  The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

27.	Variations

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

28.	Remedies and Waivers

28.1	No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

28.2	No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement, save to the extent otherwise provided in Clause 9 (Seller’s Limitations on Liability) constitute a waiver of such right or remedy.

28.3	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

28.4	The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law except as otherwise expressly provided.

29.	Effect of Completion

The provisions of this Agreement and of the other Transaction Documents which remain to be performed following Completion shall continue in full force and effect notwithstanding Completion.

30.	Third Party Rights

30.1	This Agreement is made for the benefit of the Parties and their successors and is not intended to benefit any other person, and no other person shall have any right to enforce any of its terms, except that Clause 14 (Resigning Directors) is intended to benefit the present or former directors and officers of the Target Companies, Clause 18 (Access to Information), Clause 19 (Tax) and Clause 20 (Confidentiality) are intended to benefit members of the Seller’s Group and the Purchaser's Group (as applicable) and Clause 25 (Entire Agreement) is intended to benefit a Party’s Related Persons, and each such Clause shall be enforceable by any of them to the full extent permitted by law, subject to the other terms and conditions of this Agreement.

30.2	The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.

30.3	Notwithstanding the above

(a)	the Financing Sources shall be deemed to be third party beneficiaries of this Agreement with respect to Clause 6.2(b), 30, 35 and 36, and Clauses 6.2(b), 30, 35 and 36 shall not be amended, modified, supplemented, or waived in a manner adverse to the Financing Sources without the prior written consent of the Financing Sources;

(b)	the Seller’s Lenders shall be deemed to be third party beneficiaries of this Agreement with respect to Clause 7.3, 7.4, 20, 30, 35 and 36 and Clauses 7.3, 7.4, 20, 30, 35 and 36 shall not be amended, modified, supplemented, or waived in a manner adverse to the Seller’s Lenders without the prior written consent of the Seller’s Lenders; and

(c)	the Stock Consideration Recipients shall be deemed to be third party beneficiaries of this Agreement with respect to Clause 10(i)–(m) and Clause 10(i)–(m) shall not be amended, modified, supplemented, or waived in a manner adverse to the Stock Consideration Recipients without the prior written consent of the Stock Consideration Recipients.

31.	Payments

Any amount payable by the Seller to, or at the direction of, the Purchaser under this Agreement shall, so far as possible, be deemed to be a reduction of the Consideration.

32.	Costs and Expenses

32.1	Except as provided otherwise, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.

32.2	The Purchaser shall bear all transfer Tax and duty (including, where applicable, stamp duty) arising from the Transactions; provided that the Purchaser shall not be required to bear any such transfer Tax or duty in connection with the transfer of Luvata Heat Transfer Solutions (Zhongshan) Co., Ltd. pursuant to paragraph 4 of Schedule 2 (Conditions).

33.	Notices

33.1	Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice may be delivered personally or sent by email, pre‑paid recorded delivery or international courier to the address, or email address provided in Clause 33.3 (Notices), and marked for the attention of the person specified in that Clause.

33.2	A Notice shall be deemed to have been received:

(a)	at the time of delivery if delivered personally;

(b)	at the time it is despatched, if sent by email;

(c)	two (2) Business Days after the time and date of posting if sent by pre‑paid recorded delivery; or

(d)	three (3) Business Days after the time and date of posting if sent by international courier,

provided that if deemed receipt of any Notice occurs after 6:00 pm or is not on a Business Day, deemed receipt of the Notice shall be 9:00 am on the next Business Day.  References to time in this Clause 33 are to local time in the country of the addressee.

33.3	The addresses and email address for service of Notice are:

Seller:

Name:	Luvata Heat Transfer Solutions II AB
Address:	c/o Luvata Espoo Oy
Vaisalantie 2, 02130 Espoo, Finland
For the attention of:	Director
Email address:	jyrki.siltala@luvata.com

Purchaser:

Name:	Modine Manufacturing Company
Address:	1500 DeKoven Avenue, Racine, WI USA 53403
For the attention of:	General Counsel
Email address:	Legal@na.modine.com

33.4	Copies of all notices to the Seller shall also be given to Timo Airisto and Janko Lindros of White & Case LLP, Pohjoisesplanadi 37A, 00100 Helsinki, Finland and emailed at the same time to tairisto@whitecase.com and jlindros@whitecase.com. Such communication shall not constitute a notice in accordance with this Clause 33.

33.5	Copies of all notices to the Purchaser shall also be given to Michael Paley, P.C. of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, IL 60654, United States and emailed at the same time to mpaley@kirkland.com. Such communication shall not constitute a notice in accordance with this Clause 33.

33.6	A Party shall notify the other Party of any change to its details in Clause 33.3 in accordance with the provisions of this Clause 33 provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

34.	Counterparts

This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

35.	Governing Law and Settlement of Disputes

35.1	This Agreement, including the arbitration clauses at Clauses 35.3 and 35.4 and any non‑contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with English law.

35.2	The Parties agree that if any claim, dispute or difference of whatever nature arises under or in connection with this Agreement or any other Transaction Document (including a claim, dispute or difference regarding its existence, termination or validity or any non‑contractual obligations arising out of or in connection with this Agreement or any other Transaction Document) (a “Dispute”), the provisions of this Clause 35 shall apply. A Party may notify the other Party in writing of a Dispute (a “Dispute Notice”), whereupon the Parties shall attempt to resolve the Dispute. If a full and final binding written agreement (a “Settlement”) in settlement of any elements of the Dispute has not been entered into during the period of twenty (20) Business Days following the date of service of the Dispute Notice (the “Resolution Period”), a Party shall be entitled to resort to arbitration under this Agreement in respect of those elements of the Dispute against the other Party.

35.3	All Disputes which are unresolved pursuant to Clause 35.2 and which a Party wishes to have resolved shall be referred upon the application of the Party to, and finally settled by, arbitration in accordance with the LCIA Rules as in force at the date of this Agreement and as modified by this Clause, which Rules are deemed incorporated by reference into this Clause. The number of arbitrators shall be three (3), one of whom shall be nominated by the Claimant, one by the Respondent and the third, who shall act as Chairman, shall be nominated by the two party nominated arbitrators, provided that if the third arbitrator has not been nominated within twenty (20) Business Days of the nomination of the second party nominated arbitrator, such third arbitrator shall be appointed by the LCIA. The seat of arbitration shall be London, England and the language of arbitration shall be English.

35.4	The arbitrators shall have the power to grant any legal or equitable remedy or relief available under the applicable law, including injunctive relief (whether interim and/or final) and specific performance and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. The Parties agree that a Party may have recourse to any court of competent jurisdiction to seek interim or provisional measures pending the determination of any Dispute by arbitration, including injunctive relief and prearbitral attachments or injunctions and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. Notwithstanding any contrary provision of the LCIA Rules, the Parties agree that no Party may have recourse to any court of competent jurisdiction: (i) for final determination by that court of any substantive issue or question of law arising in the course of the arbitration, or (ii) to appeal any question of law arising out of any award made in the arbitration.

35.5	Notwithstanding anything to the contrary contained in this Agreement, each Party: (i) agrees that it will not bring or support any person in any claims or causes of action, or dispute of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources (which defined term for the purposes of this provision shall include any Financing Source and its respective affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the financing contemplated by any financing commitment letters (“Financing Letters”)) in any way relating to this Agreement or any of the transactions contemplated herein, including any dispute arising out of or relating in any way to the Financing Letters or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the Financing Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Financing Letters or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (A) the Seller and its affiliates shall not have any rights or claims against the Financing Sources relating to this Agreement or any of the transactions contemplated herein, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any Dispute arising out of or relating in any way to the Financing Letters or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (B) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to the Seller or its affiliates for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any Dispute arising out of or relating in any way to the Financing Letters or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

36.	Non-Recourse

36.1	Notwithstanding anything in this Agreement to the contrary, none of the Financing Sources shall have any liability or obligation to the Seller or any of its affiliates relating to this Agreement or any of the transactions contemplated herein (including in connection with or relating to any financing under the Financing Letters). This Clause 36 is intended to benefit and may be enforced by the Financing Sources and shall be binding on all successors and assigns of the Seller.

36.2	Notwithstanding anything in this Agreement to the contrary, none of the Seller’s Lenders shall have any liability or obligation to the Purchaser or any of its affiliates relating to this Agreement or any of the transactions contemplated herein, except under the Lock-up Agreement in respect of those Seller’s Lenders who are, or will be, Stock Consideration Recipients and enter into a Lock-up Agreement with the Purchaser. This Clause 36.2 is intended to benefit and may be enforced by the Seller’s Lenders and shall be binding on all successors and assigns of the Purchaser.

This Agreement has been entered into by the Parties on the date first above written.

Schedule 1

The Target Companies

Country	Company Details

United States	Company name	Luvata Heat Transfer Solutions Inc.

	Company number	940469

	Date and place of incorporation	July 2, 1982, Delaware, United States

	Registered address	c/o National Corporate Research, Ltd., 850 New Burton Road, Suite 201, Dover, DE 19904, United States

	Principal place of business	1775 Moriah Woods Blvd, Suite 8, Memphis, Tennessee 38117, United States

	Authorised share capital	1,000 common shares USD 1.00 par value

	Issued share capital	970.87 common shares USD 1.00 par value

	Shareholder	Luvata Heat Transfer Solutions II AB and Luvata Italy S.r.l.

	Directors	Dennis Appel, Erik Hedin, Scott Neece and Robert Fleming

United States	Company name	Luvata Astro LLC

	Company number	4633541

	Date and place of incorporation	December 15, 2008, Delaware, United States

	Registered address	c/o National Corporate Research, Ltd., 850 New Burton Road, Suite 201, Dover, DE 19904, United States

	Principal place of business	3984 Highway 51 South, Grenada, MS 38901, United States

	Authorised share	N/A

	Issued share capital	N/A

	Member	Luvata Heat Transfer Solutions Inc.

	Managers	None

United States	Company name	Luvata Grenada LLC

	Company number	3333076

	Date and place of incorporation	December 20, 2000, Delaware, United States

	Registered address	c/o National Corporate Research, Ltd., 850 New Burton Road, Suite 201, Dover, DE 19904, United States

	Principal place of business	3984 Highway 51 South, Grenada, MS 38901, United States

	Authorised share	N/A

	Issued share capital	N/A

	Member	Luvata Heat Transfer Solutions Inc.

	Managers	Dennis Appel, David Dalton, Erik Hedin, Scott Neece and Robert Fleming

United States	Company name	Luvata Electrofin Inc.

	Company number	0251681

	Date and place of incorporation	December 6, 1988, Kentucky, United States

	Registered address	c/o National Corporate Research, Ltd., 828 Lane Allen Road, Suite 219, Lexington, KY 40504, United States

	Principal place of business	1423 West Ormsby Avenue, Louisville, KY 40210, United States

	Authorised share capital	20,000 common shares

	Issued share capital	10,000 common shares no par value

	Shareholder	Luvata Heat Transfer Solutions Inc.

	Directors	Michael Powell, Dennis Appel, Scott Neece and Robert Fleming

Mexico	Company name	Luvata Juarez S. de R.L. de C.V.

	Company number	LJU0109103C0

	Date and place of incorporation	September 10, 2001, Mexico City, Mexico

	Registered address/Principal place of business	AeroJuarez 1 7635, Parque Industrial Aerojuarez, Ciudad Juarez, State of Chihuahua, México 32696

	Authorised share capital	The fixed minimum portion of the company’s capital (without right to withdraw) is MXN 3,000.00. The amount of the variable portion of the company’s capital is unlimited.

	Issued share capital	Minimum fixed capital of MXN 3,000.00 represented by two equity quotas (of value of MXN 2,999.00 and MXN 1.00)

	Shareholders	Luvata Grenada LLC (holding the equity quota of MXN 2,999.00) and Luvata Heat Transfer Solutions, Inc. (holding the equity quota of MXN 1.00)

	Directors	Dennis Appel (Chairman), David Dalton (Executive Chairman), Robert Fleming (Secretary) and Scott Neece (Treasurer)

United States	Company name	Luvata Electrofin Texas Inc.

	Company number	0567946

	Date and place of incorporation	September 12, 2003, Kentucky, United States

	Registered address	c/o National Corporate Research, Ltd., 828 Lane Allen Road, Suite 219, Lexington, KY 40504, United States

	Principal place of business	1423 West Ormsby Avenue, Louisville, KY 40210, United States

	Authorised share capital	1,000 common shares

	Issued share capital	100 common shares no par value

	Shareholder	Luvata Electrofin Inc.

	Directors	Michael Powell, Dennis Appel, Scott Neece and Robert Fleming

Mexico	Company name	Luvata Ramos S. de R.L. de C.V.

	Company number	LRA120604QJ5

	Date and place of incorporation	June 04, 2012, San Pedro Garza Garcia, State of Nuevo León, México

	Registered address/Principal place of business	Calle Libramiento Oscar Flores Tapia 1755-4, Parque Industrial Ramos Arizpe, City of Ramos Arizpe, State of Coahuila, México, 25900

	Authorised share capital	The fixed minimum portion of the company’s capital (without right to withdraw) is MXN 3,000.00. The amount of the variable portion of the company’s capital is unlimited.

Issued share capital
Minimum fixed capital of MXN 3,000.00.

Variable Capital of MXN 41,812,913.00.

Total amount of capital (MXN 41,815,913.00) is represented by two equity quotas (of value of MXN 41,815,912.00 and MXN 1.00

	Shareholders	Luvata Electrofin Texas Inc. (holding the equity quota of MXN 41,815,912.00) and Luvata Electrofin Inc. (holding the equity quota of MXN 1.00)

	Directors	Dennis Appel (Chairman), Michael Powell (Executive Chairman), Robert Fleming (Secretary) and Scott Neece (Treasurer)

Mexico	Company name	Luvata Ramos Servicios S. de R.L. de C.V.

	Company number	LRS121108UIA

	Date and place of incorporation	November 08, 2012, San Pedro Garza Garcia, State of Nuevo León, México

	Registered address/Principal place of business	Calle Libramiento Oscar Flores Tapia 1755-4, Parque Industrial Ramos Arizpe, City of Ramos Arizpe, State of Coahuila, México, 25900

	Authorised share capital	The fixed minimum portion of the company’s capital (without right to withdraw) is MXN 3,000.00. The amount of the variable portion of the company’s capital is unlimited.

	Issued share capital	Minimum fixed capital of MXN 3,000.00 represented by two equity quotas (of value of MXN 2,999.00 and MXN 1.00)

	Shareholder	Luvata Electrofin Texas Inc. (holding the equity of MXN 2,999.00) and Luvata Electrofin Inc. (holding the equity quota of MXN 1.00)

	Directors	Dennis Appel (Chairman), Michael Powell (Executive Chairman), Robert Fleming (Secretary) and Scott Neece (Treasurer)

Italy	Company name	Luvata Italy S.r.l.

	Company number	05601520967

	Date and place of incorporation	January 12, 2007, Italy

	Registered address/Principal place of business	Via Giulio Locatelli 22, 33050 Pocenia (UD), Italy

	Authorised share capital	EUR 30,000,000

	Issued share capital	EUR 30,000,000

	Shareholder	Luvata Heat Transfer Solutions II AB

	Directors	Dennis Appel (Chairman), Jyrki Vesaluoma, Erik Hedin and Laura Puntin

Sweden	Company name	Luvata Söderköping AB

	Company number	556668-0657

	Date and place of incorporation	October 12, 2004, Söderköping, Sweden

	Registered address/Principal place of business	Industrigatan 2, 614 81 Söderköping

	Authorised share capital	SEK 400,000 consisting of 4,000,000 ordinary shares

	Issued share capital	SEK 100,000 consisting of 1,000,000 ordinary shares

	Shareholder	Luvata Italy S.r.l.

	Directors	Martin Teikmans, Laura Puntin, Johan Petersson (Deputy members Ulf Berger and Carl Fogdeson)

Spain	Company name	Luvata Guadalajara SA

	Company number	A-19186667

	Date and place of incorporation	April 27, 2000, Guadalajara, Spain

	Registered address/Principal place of business	Poligono del Henares, Parcela 309-310, Guadalajara, Spain

	Authorised share capital	EUR 1,640,730

	Issued share capital	27,300 ordinary shares of EUR 60.10 each

	Shareholder	Luvata Italy S.r.l.

	Directors	Sergio Malvar Soto, Laura Puntin and Erik Hedin

United Kingdom	Company name	Heat Exchangers UK Ltd

	Company number	04602823

	Date and place of incorporation	November 27, 2002, Cardiff, United Kingdom

	Registered address/Principal place of business	BDO LLP, Yare House, 62-64 Thorpe Road, Norwich, England, NR1 1RY

	Authorised share capital	GBP 5,000,000 divided into 5,000,000 shares of GBP 1.00 each

	Issued share capital	100,001 ordinary shares of GBP 1.00 each

	Shareholder	Luvata Italy S.r.l.

	Directors	Erik Hedin and Laura Puntin

Italy	Company name	Luvata Far East S.r.l.

	Company number	04636950968

	Date and place of incorporation	December 21, 2004, Italy

	Registered address/Principal place of business	Via Giulio Locatelli 22, 33050 Pocenia (UD), Italy

	Authorised share capital	EUR 10,000

	Issued share capital	EUR 10,000

	Shareholder	Luvata Italy S.r.l.

	Directors	Laura Puntin (Sole Director)

China	Company name	Luvata Heat Transfer Solutions (Wuxi) Co. Ltd

	Company number	320200400025724

	Date and place of incorporation	January 19, 2006, Wuxi City, China

	Registered address/Principal place of business	No. 19, Xin Nan Zhong Lu, High and New Technology Development Zone, Wuxi, China

	Authorised share capital	N/A

	Registered share capital	USD 2,500,000

	Shareholder	Luvata Far East S.r.l.

	Directors	Hannu Wahlroos, Erik Hedin and Xiaoqing Deng

China	Company name	Luvata Heat Transfer Solutions (Zhongshan) Co., Ltd.

	Company number	442000400011210

	Date and place of incorporation	January 27, 2003, Zhongshan City, China

	Registered address/Principal place of business	Hongfa West Road, Huangpu Town, Zhongshan City, Guangdong Province, China

	Authorised share capital	N.A.

	Registered share capital	USD 3,100,000

	Shareholder	Luvata Heat Transfer Solutions II AB

	Directors	Hannu Wahlroos, Erik Hedin and Xiaoqing Deng

Brazil	Company name	Luvata HTS do Brasil Participações Ltda

	Company number	21.173.407/0001-90

	Date and place of incorporation	October 6, 2014

	Registered address/Principal place of business	Rua Maria Andrade Moreira 92, Sala 03, Familia Andrade, CEP 37540-000, Santa Rita do Sapucai, MG, Brazil

	Authorised share capital	N/A

	Issued share capital	BRL 1,000

	Shareholders	Luvata Heat Transfer Solution I AB and Luvata Heat Transfer Solution II AB

	Directors	Maurício Magalhães

Austria	Company name	Luvata Austria GmbH

	Company number	119138 d

	Date and place of incorporation	December 3, 1991, Wiener Neustadt, Austria

	Registered address/Principal place of business	Industriestrasse 450, 9640 Kötschach-Mauthen, Austria

	Authorised share capital	N.A.

	Issued share capital	EUR 145,345.66

	Shareholder	Luvata Heat Transfer Solutions II AB

	Directors	Alessandro Fumi (Managing Director)

Austria	Company name	Luvata Gailtal GmbH

	Company number	254452 w

	Date and place of incorporation	October 21, 2004, Vienna, Austria

	Registered address/Principal place of business	Industriestrasse 450, 9640 Kötschach-Mauthen, Austria

	Authorised share capital	N.A.

	Issued share capital	EUR 35,000

	Shareholders	Luvata Austria GmbH (99%) and Luvata Italy S.r.l. (1%)

	Directors	Laura Puntin (Managing Director)

Sweden	Company name	Luvata Heat Transfer Solutions Asia Holding AB

	Company number	556850-3329

	Date and place of incorporation	April 20, 2011, Söderköping, Sweden

	Registered address/Principal place of business	c/o Luvata Söderköping AB, Industrigatan 2, 614 81 Söderköping

	Authorised share capital	EUR 24,000 consisting of 400 ordinary shares

	Issued share capital	EUR 6,000 consisting of 100 ordinary shares

	Shareholder	Luvata Heat Transfer Solutions II AB

	Directors	Alessandro Fumi, Carl Fogdeson, Anneli Saaski and Jyrki Siltala

India	Company name	Luvata India Private Ltd

	Company number	U29253HR2011FTC043869

	Date and place of incorporation	September 13, 2011, Delhi, India

	Registered address/Principal place of business	U1/10, DLF Phase 3, Gurgaon – 122002, Haryana, India

	Authorised share capital	INR 20,000,000

	Issued share capital	1,550,000 ordinary shares of INR 10.00 each

	Shareholders	Luvata Heat Transfer Solutions Asia Holding AB and Luvata Far East S.r.l.

	Directors	Alessandro Fumi, Giovanni Simeoni, Hannu Wahlroos and Rajesh Khanna

Serbia	Company name	Luvata SRB d.o.o. Sremska Mitrovica

	Company number	20977213

	Date and place of incorporation	December 6, 2013, Belgrade, Serbia

	Registered address/Principal place of business	Sremska Mitrovica, Rumski drum Street 1

	Authorised share capital	RSD 117,200,810.00

	Issued share capital	RSD 117,200,810.00

	Shareholders	Luvata Heat Transfer Solutions II AB

	Directors	Mario Merlino

Schedule 2

Conditions

Regulatory Authority Clearances

1.	All applicable waiting periods (or extensions thereof) or necessary approvals under the HSR Act shall have expired, been terminated or received;

2.	The German Bundeskartellamt deciding that the prohibition criteria in German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) are not satisfied, or being deemed to have made such a decision; and

3.	The Antimonopoly Committee of Ukraine approving the Transaction by a decision pursuant to the Law of Ukraine “On Protection of Economic Competition”, or being deemed to have made such a decision.

Other Conditions

4.	That the transfer of the shares of Luvata Heat Transfer Solutions (Zhongshan) Co., Ltd. to Luvata Heat Transfer Solutions Asia Holding AB is completed, as evidenced by an updated Approval Certificate of Foreign Invested Enterprise issued by Zhongshan Commerce Bureau or its applicable local branch, and an updated business license issued by Zhongshan Administration of Industry and Commerce Bureau or its applicable local branch.

Schedule 3

Completion Arrangements

Part 1
Seller’s Obligations

At Completion the Seller shall:

1.	execute and deliver to Purchaser and procure the execution and delivery of the following Transaction Documents:

(a)	Trademark License Agreement;

(b)	Transitional Service Agreement; and

(c)	signed by the Stock Consideration Recipients, Lock-up Agreements.

2.	procure that all Intercompany Financing Arrangement Receivables (as calculated pursuant to Clause 16 (Cash Pool, Finance and Hedging) shall be repaid;

3.	deliver or procure such delivery to the Purchaser or the Purchaser’s lawyers (or make available to the Purchaser's satisfaction):

(a)	a certified copy of each power of attorney under which any document to be delivered to the Purchaser has been executed;

(b)	a certified copy of the minutes of the meeting of the board (as necessary to provide valid authorisation) of the Seller authorising the execution of all Transaction Documents;

(c)	execute a release letter or other document(s) which will confirm that, subject to Completion and any relevant registration, filing or notarisation requirements, all security over the shares or assets of the Target Companies under debt facilities of the Seller will be released on Completion or as soon as practicable thereafter; and

(d)	evidence of resignation, in accordance with local laws, by each Resigning Director in respect of such person’s resignation as a director of each Target Company of which such person is a director;

4.	For purposes of transferring the Shares in the following Target Companies at Completion, the Seller shall with regard to:

4.1	Luvata Heat Transfer Solutions Inc.

(a)	duly execute and deliver to Purchaser the Local SPA regarding the transfer of Shares of Luvata Heat Transfer Solutions Inc. between Seller and Purchaser;

(b)	deliver to Purchaser copies of certificates for the Shares of Luvata Heat Transfer Solutions Inc. each showing the name of the Seller as the registered holder at Completion; and

(c)	duly execute and deliver to Purchaser an affidavit, dated as of the Completion Date, under penalties of perjury, stating that Luvata Heat Transfer Solutions Inc. is not and has not been a United States real property holding corporation.

4.2	Luvata Italy S.r.l.

Duly execute the Local SPA regarding the transfer of Shares of Luvata Italy S.r.l. between Seller and Purchaser before a notary public.

4.3	Luvata SRB d.o.o. Sremska Mitrovica

Duly execute the Local SPA regarding the transfer of Shares of Luvata SRB d.o.o. Sremska Mitrovica between Seller and Purchaser before a notary public.

4.4	Luvata HTS do Brasil Participações Ltda

Duly execute and deliver to Purchaser the Local SPA regarding the transfer of Shares of Luvata HTS do Brasil Participações Ltda between Seller and Purchaser.

4.5	Luvata Austria GmbH

Duly execute the Local SPA regarding the transfer of Shares of Luvata Austria GmbH between Seller and Purchaser in the form of a notarial deed.

4.6	Luvata Heat Transfer Solutions Asia Holding AB

(a)	duly execute and deliver to the Purchaser the Local SPA regarding the transfer of Shares of Luvata Heat Transfer Solutions Asia Holding AB between Seller and Purchaser; and

(b)	deliver to Purchaser copies of certificates for the Shares of Luvata Heat Transfer Solutions Asia Holding AB each showing the name of the Seller as the registered holder at Completion.

Part 2
Purchaser’s Obligations

At Completion the Purchaser shall:

1.	procure that the Consideration shall be transferred to the Seller’s Designated Account by telegraphic transfer in immediately available cleared funds;

2.	validly issue and deliver the Stock Consideration to, or otherwise register the Stock Consideration in the name of the Stock Consideration Recipients in book entry form or certificated form, as determined by the Seller, together with any evidence of issuance thereof as may be reasonably requested by the Seller;

3.	procure that all Intercompany Financing Arrangement Payables (as calculated pursuant to Clause 16 (Cash Pool, Finance and Hedging) and included in the Closing Settlement Schedule) shall be repaid to the Seller’s Designated Account by telegraphic transfer in immediately available cleared funds;

4.	procure the full release of any and all Seller Group Guarantees on terms acceptable to the relevant beneficiaries acting reasonably or provide (or procure that the relevant Target Company provides) cash collateral in respect of the Seller Group Guarantees on terms satisfactory to the Seller;

5.	procure the full release of any and all Bank Guarantees on terms acceptable to the relevant Seller’s Lender acting reasonably or provide (or procure that the relevant Target Company provides) cash collateral in respect of the Bank Guarantees on terms satisfactory to the relevant Seller’s Lender;

6.	execute and deliver to the Seller the following Transaction Documents;

(a)	Trademark License Agreement;

(b)	Transitional Services Agreement; and

(c)	Lock-up Agreements.

7.	deliver to the Seller a certified copy of the minutes of the meeting of the board and/or supervisory board (as necessary to provide valid authorisation) of the Purchaser authorising (i) the execution of the Transaction Documents; and (ii) evidencing that the Stock Consideration has been duly authorized and is validly issued, fully paid and non-assessable.

8.	For purposes of transferring the Shares in the following Target Companies at Completion, the Purchaser shall with regard to:

8.1	Luvata Heat Transfer Solutions Inc.:

(a)	execute and deliver to the Seller the Local SPA between Seller and Purchaser regarding the transfer of Shares of Luvata Heat Transfer Solutions Inc.;

(b)	update the stock record of Luvata Heat Transfer Solutions Inc. to reflect the transfer; and

(c)	agree to issue a new stock certificate of Luvata Heat Transfer Solutions Inc. with the Purchaser’s name on it after the transfer has occurred.

8.2	Luvata Italy S.r.l.

Execute the Local SPA between Seller and Purchaser regarding the transfer of Shares of Luvata Italy S.r.l. before a notary public.

8.3	Luvata SRB d.o.o. Sremska Mitrovica

Execute the Local SPA between Seller and Purchaser regarding the transfer of Shares of Luvata SRB d.o.o. Sremska Mitrovica before a notary public.

8.4	Luvata HTS do Brasil Participações Ltda

Execute and deliver to the Seller the Local SPA between Seller and Purchaser regarding the transfer of Shares of Luvata HTS do Brasil Participações Ltda.

8.5	Luvata Austria GmbH:

(a)	execute the Local SPA between Seller and Purchaser regarding the transfer of Shares of Luvata Austria GmbH in the form of a notarial deed; and

(b)	instruct the director(s) of Luvata Austria GmbH to execute and sign an application before a notary public and file such application with the competent companies register to register the Purchaser as the new shareholder of Luvata Austria GmbH.

8.6	Luvata Heat Transfer Solutions Asia Holding AB:

Execute and deliver to the Seller the Local SPA between Seller and Purchaser regarding the transfer of Shares of Luvata Heat Transfer Solutions Asia Holding AB.

Schedule 4

Shares to be Transferred

Part 1    Details of Shares

Target Company	Seller	Number and Class of Shares	Consideration (EUR)	Consideration (USD)
Luvata Heat Transfer Solutions Inc.	Luvata Heat Transfer Solutions II AB	800 common shares	176,874,746.97	198,064,341.66

Luvata Heat Transfer Solutions (Zhongshan) Co., Ltd.	Luvata Heat Transfer Solutions II AB	100 percent of the equity interest	14,694,581.54	16,454,992.41

Luvata Italy Srl	Luvata Heat Transfer Solutions II AB	1 quota	(25,545,190.47)	(28,605,504.29)

Luvata SRB d.o.o. Sremska Mitrovica	Luvata Heat Transfer Solutions II AB	100 percent of the issued share capital	2,194,287.34	2,457,162.96

Luvata HTS do Brasil Participações Ltda	Luvata Heat Transfer Solutions II AB	999 common shares	0	0

Luvata Austria GmbH	Luvata Heat Transfer Solutions II AB	100 percent of the issued share capital	2,849,836.35	3,191,246.74

Luvata Heat Transfer Solutions Asia Holding AB	Luvata Heat Transfer Solutions II AB	100 ordinary shares	(168,261.73)	(188,419.49)

The Parties agree and acknowledge that promptly following the date of this Agreement, the Seller shall arrange a valuation by Ernst & Young of the shares of Luvata Heat Transfer Solutions (Zhongshan) Co., Ltd. for the purposes of the Zhongshan Transfer.  In the event that such valuation determined by Ernst & Young is different from the valuation used in the allocation of the Consideration in this Schedule 4 (Shares to be Transferred), the Parties agree to adjust such allocation accordingly; provided that to the extent the valuation carried out by Ernst & Young results in a figure 15% below the valuation used in the allocation of the Consideration in this Schedule 4 (Shares to be Transferred), the Purchaser shall have the right to appoint Duff & Phelps to carry out a further valuation and the figure determined by such valuation shall be binding on the Parties.

Part 2	Forms of Local SPAs

General

The Parties acknowledge and agree that (i) the purpose of the Local SPAs is solely to effectuate sale and purchase of the Shares documented in the relevant Local SPA; (ii) the Local SPAs are entered into on an “as is” basis with no express or implied warranties of any kind, and (iii) this Agreement sets out the rights and obligations of the Parties in connection with the Transaction and shall take precedent over the Local SPAs and the Parties shall not, and shall procure that members of the Relevant Party’s Group shall not, make any claims or demands under or in respect of the Local SPAs towards the Seller under the Local SPAs.

[Form of Local SPAs attached]

Schedule 5

Transferring Employee

Name	Current employer	Position	Employment contract location in the Data Room (Clean Room)	Employer after transfer
Ed te Beest	Luvata Holding BV	Sales Manager	01.04.52	Luvata Söderköping AB

Schedule 6

Warranties

1.	The Seller

Capacity and Authority

1.1	The Seller is the sole legal and beneficial owner and is entitled to sell and transfer the full legal and beneficial ownership of the Shares on the terms set out in this Agreement.

1.2	The Seller has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power to carry on its business as it is carried on at the date of this Agreement.

1.3	The Seller has full power and authority to enter into, deliver and perform its obligations under the Transaction Documents to which it is a party (the “Seller’s Completion Documents”). The Seller’s Completion Documents will, when executed by the Seller, constitute lawful, valid and binding obligations of the Seller in accordance with their respective terms.

1.4	The execution and delivery of, and the performance by the Purchaser of its obligations under, the Seller’s Completion Documents will not:

(a)	result in a breach of any provision of the memorandum or articles of association, by-laws or equivalent constitutional document of the Seller;

(b)	result in a breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound and which is material in the context of the Transaction;

(c)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound and which is material in the context of the Transaction; or

(d)	require the Seller to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked.

1.5	There are no proceedings in relation to any winding up, bankruptcy or insolvency proceedings concerning the Seller.

2.	Corporate Information

Shares

2.1	The Shares comprise the whole of the allotted and issued share capital of the Target Companies.

2.2	The Shares have been properly and validly allotted and issued and are fully paid or credited as fully paid.

2.3	The Shares are free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the Shares, other than Permitted Encumbrances.

The Group Companies

2.4	Each Target Company has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power to carry on its business as it is carried on at the date of this Agreement.

2.5	The particulars contained in Schedule 1 (The Target Companies) are true, accurate and not misleading. Schedule 1 (The Target Companies) lists all of the Target Companies and no Target Company has any interest in any other body corporate or partnership. No Target Company has any branch or agency in any jurisdiction.

2.6	Except as required by this Agreement, there are no agreements or commitments outstanding which give to any person the right to call for the present or future allotment, issue, transfer, redemption or repayment of, or grant to any person of the right (whether conditional or otherwise) to require the allotment, issue, transfer, redemption or repayment of, any share or loan capital, debentures or other securities of any Target Company (including any option or right of pre-emption or conversion), save for the Permitted Encumbrances.

Constitutional Matters

2.7	The copies of the constitutional documents of each Target Company that are included in the Disclosed Information are complete in all material respects.

2.8	The register of shareholders of each Target Company contains complete and accurate records of its shareholders from time to time and all issues and transfers of shares in the capital of each Target Company have been registered in accordance with the articles of incorporation of such Target Company from time to time in force, all such transfers being duly stamped (if applicable) or certified as to nil stamp duty payable prior to registration.

3.	Accounts and Business since the Locked Box Date

Combined Accounts

3.1	The Combined Accounts have been prepared in accordance with IFRS, as consistently applied by the Seller, and subject to any limitations or qualifications arising out of that materiality has been determined in accordance with the Luvata Audit Procedures, and to that the Combined Accounts have not been audited separately, the Combined Accounts:

(a)	are not misleading;

(b)	do not materially over-state the value of the assets nor materially under-state the liabilities of the Target Companies;

(c)	do not materially over-state the profits nor materially under-state the losses of the Target Companies; and

(d)	do not materially misstate the financial condition of the Target Companies in all material respects.

3.2	The Combined Accounts were prepared in all material respects in a manner consistent with the accounting policies, procedures and practices adopted in the management accounts of the Target Companies for all periods ended during the 24 month period preceding the Locked Box Date, as included in the folder under index number 03.01.01 of the Data Room.

Management Accounts

3.3	The unaudited monthly management accounts relating to the Target Companies for the period from 1 January 2016 and ended on 31 July 2016 (the “Management Accounts”) have been prepared in accordance with the accounting policies used in preparing the Combined Accounts applied on a consistent basis.

3.4	The Management Accounts, having regard to the purpose for which they were drawn up, do not materially misstate the assets and liabilities of the Target Companies as at the date to which they have been prepared nor the profits or losses of the Target Companies for the period concerned.

Business since the Locked Box Date

3.5	Since the Locked Box Date:

(a)	the Business of the Target Companies has been carried on as a going concern in the ordinary and usual course without any material interruption or material alteration in its nature, scope, manner or with respect to its assets;

(b)	no Target Company has declared, made or paid any dividend or other distribution to the Seller or its Related Persons (other than another Target Company);

(c)	no Target Company has either (i) allotted or issued or agreed to allot or issue any share capital or any other security giving rise to a right over its capital or (ii) redeemed or purchased or agreed to redeem or purchase any of its share capital;

(d)	no Target Company has entered into any contract, liability or commitment (whether in respect of capital expenditure or otherwise), other than in the ordinary course of business, which:

(i)	cannot be performed within its terms within three years after the date on which it was entered into or cannot be terminated on less than six months’ notice; or

(ii)	involved or may involve expenditure, which is not in the ordinary course, of more than EUR 200,000 or an obligation of a material nature or magnitude;

(e)	no Target Company’s business has been affected by more than 5% of the annual revenues or expenditures of the relevant Target Company due to the termination of, or a change in the terms of, any agreement or arrangement with a third party or by the loss of a customer or supplier; and

(f)	no Target Company has acquired or disposed of, or agreed to acquire or dispose of, any one or more assets in a single transaction or series of connected transactions, where the value of such assets, exceeds EUR 100,000, which is not in the ordinary course of business.

4.	Financial Obligations

Financial Facilities

4.1	Details of all financial facilities provided by third parties outstanding or available to the Target Companies are provided in the Disclosed Information and the Target Companies comply with all such facilities in accordance with their terms in all material respects.

4.2	There are no debts owing by any Target Company which are outstanding and due and remain unpaid, save for Intercompany Financing Arrangement Payables and debts arising in the ordinary course of business.

4.3	No Target Company has received any notice requiring repayment under any agreement relating to any borrowing or indebtedness by any third party, which is repayable on demand.

4.4	Since the date of the preparation of the Locked Box Accounts, each Target Company has paid its creditors in accordance with its usual custom and practice.

Grants and Allowances

4.5	No Target Company has during the last five (5) years applied for or received any grant, subsidy or allowance from any governmental or other body which would have to be repaid as a result of the transactions contemplated herein.

5.	Financial Matters

Insolvency

5.1	No Target Company is insolvent under the laws of its jurisdiction of incorporation or unable to pay, or has stopped paying, its debts as they fall due.

5.2	There are no proceedings in relation to any winding up, bankruptcy or other insolvency proceedings concerning any Target Company.

5.3	No administrator, administrative receiver or any other receiver or manager has been appointed by any person in respect of any Target Company or all or any of its assets and no steps have been taken to initiate any such appointment. To the Seller’s knowledge, no analogous appointments have been made or initiated under the laws of any applicable jurisdiction for the management of the affairs, business or assets of a Target Company.

6.	Insurance

6.1	Copies of all material insurance policies maintained by or covering each Target Company are contained in the Disclosed Information. All such insurance policies are in force, all premiums due and payable have been paid and no written claims against a Target Company are outstanding with respect to such insurance policies.

7.	Contracts and Commitments

Contracts

7.1	In this paragraph 7 references to “material contract” shall mean:

(a)	the twenty (20) largest customer agreements of the Business based on revenues during year 2015;

(b)	all project agreements of the Business exceeding revenues of USD 1,000,000 booked during year 2015;

(c)	the twenty (20) largest supplier agreements of the Business based on expenditure during year 2015;

(d)	all sales representative and distribution agreements of the Business with a commission relating to the Business in excess of USD 100,000 during year 2015;

(e)	all value added reseller agreements of the Business with sales in excess of USD 1,000,000 during year 2015;

(f)	all sale and purchase agreements entered into by a Target Company in relation to sale or purchase of any business during the last five (5) years; and

(g)	all joint venture agreements or shareholder agreements entered into by a Target Company currently in force or which have been in force during the last five (5) years.

7.2	No Target Company is a party to or subject to any contract, transaction, obligation, arrangement or understanding with any third party (other than another Target Company) that is not in the ordinary course of business as conducted on the date hereof or otherwise on arm’s length terms.

7.3	The Disclosed Information includes complete copies of all the material contracts.

7.4	No Target Company is in a material breach of any material contract and no Target Company has received any written notice (that is still valid) that any Target Company or any other party to any material contract is in a material breach of such material contract.

7.5	No Target Company is, or has received written notice in the 12 months preceding the date of this Agreement that it is, in material default under any material contract to which it is a party and no other party to a material contract has given written notice to terminate such contract; for this purpose, material means a default which is likely to have a cost (including, for this purpose, a loss of profit) to the Target Companies of USD 100,000 or more.

7.6	To the Seller’s knowledge, and except for any change of control or similar clauses in any contract included in the Data Room, no fact, circumstance or condition exists, that (with or without notice or lapse of time or both) could reasonably be expected to (a) result in a material default, violation or breach of any provision of any material contract; (b) give any person the right to declare a default or exercise any remedy under any such material contract; or (c) give any person the right to terminate, rescind, avoid, repudiate or modify any such material contract.

7.7	The trading terms between each Target Company and the counterparties of each material contract have not changed in any material respect in relation to pricing, volumes or other contractual terms since the Locked Box Date.

7.8	Save for the Permitted Encumbrances, no guarantee, mortgage, charge, pledge, lien or other security agreement or arrangement has been given or entered into by any person other than a Target Company, including any member of a Seller’s Group, in respect of any obligations of a Target Company (including in respect of borrowings).

7.9	Save for the Permitted Encumbrances, no guarantee, mortgage, charge, pledge, lien or other security agreement or arrangement has been given or entered into by a Target Company in respect of any obligations of another person (other than another Target Company), including any member of a Seller’s Group (including in respect of borrowings).

Validity and Compliance

7.10	All material contracts constitute valid and binding obligations of the relevant Target Company, and the terms of each such agreement have been complied with in all material respects by that Target Company and, to the Seller’s knowledge, by all other parties.

8.	Trading

8.1	No Target Company carries on business under any name other than its own corporate name.

9.	Assets

9.1	All movable assets included in the Combined Accounts and all movable assets acquired by any Target Company since the Locked Box Date (other than any assets disposed of or realised in the normal course of business):

(a)	comprise all the material movable assets used for the carrying on of the business of the Target Companies as carried on at the date of this Agreement;

(b)	are legally and beneficially owned by the relevant Target Company or the relevant Target Company otherwise has a valid and legal right or title for their use; and

(c)	are free from Encumbrances (except rights and retention of title arrangements arising by operation of law in the ordinary course of business and Permitted Encumbrances).

9.2	Where any assets referred to in paragraph 9.1 are the subject of any agreement for lease, hire or hire purchase, factoring arrangement, conditional sale or credit agreement, there has to the Seller’s knowledge not been any material default in the performance or observance of any provisions of such agreements or arrangements and the relevant Target Company has a legal and subsisting right to use such asset for at least the next 12 months or the Target Companies are able to renew such arrangements at materially similar terms in order to carry out the business of the Target Companies as presently conducted.

10.	Real Property

10.1	The real estate property details of which are included in the Disclosed Information comprises all and the only real property owned, used or occupied by any Target Company and the Target Companies are solely legally and beneficially entitled to the real property included in the Disclosed Information and the Target Companies do not hold them on trust for any other party.

10.2	Each Target Company has the right to occupy such real property as is necessary for the conduct of the Business in the ordinary course of business as conducted on the date hereof.

10.3	Such real property is not subject to the payment of any sums due and payable to third parties other than the usual rates and taxes and, in the case of leaseholds, the rent and other outgoings specified in the leases. All rents and other sums due and payable to third parties (including rates and other taxes) in respect of the real property have, been paid up to date and, to the Seller’s knowledge, there are no outstanding breaches of any lease document or disputes with the relevant landlord in relation to the real property.

10.4	No tenant or licensee has commuted any rent or licence fee or made any payment of the same before its due date for payment and no rent reviews are currently being negotiated.

10.5	To the Seller’s knowledge, there are no outstanding or pending actions, disputes, claims, liabilities, notices or demands between any Target Company and any third party relating to or affecting any of the real property or its use.

11.	Intellectual Property and Information Technology

11.1	Accurate details of all material registered Intellectual Property Rights and material unregistered Intellectual Property Rights owned by each Target Company are included in the Disclosed Information, and, except as disclosed in the Disclosed Information, a Target Company is the sole legal and beneficial owner of such Intellectual Property Rights, free from all Encumbrances.

11.2	The Target Companies own, or have a licence to use, all material Intellectual Property Rights necessary for the Target Companies to carry on the Business in the manner and to the extent in which it is presently conducted, and all such material Intellectual Property Rights shall be owned or available for use by the Target Companies immediately after Completion on terms and conditions identical to those under which the Target Companies owned or used such Intellectual Property Rights immediately before Completion.

11.3	All renewal, application and other official registry fees have been paid in full and steps required for the maintenance, protection and enforcement of any material registered Intellectual Property Rights or applications for registration owned by the Target Companies have been taken, and, so far as the to the Seller is aware, nothing has been done or omitted to be done and no circumstances exist by which a person is or will be able to seek cancellation of a registration of any such Intellectual Property Rights.

11.4	To the Seller’s knowledge, no Target Company is infringing or making unauthorised use of, or has infringed or made unauthorised use of, the Intellectual Property Rights of a third party, and to the Seller’s knowledge, no third party is infringing or making unauthorised use of, or has infringed or made unauthorised use of, any Intellectual Property Rights owned by a Target Company.

11.5	To the Seller’s knowledge, the information technology (hardware and software) of the Target Companies operate and perform as currently required for the Target Companies to conduct the Business in the ordinary course of business as conducted on the date hereof.

11.6	To the Seller’s knowledge, no party to any information technology (hardware and software) agreement which is material to the Business is in material default, and no Target Company has been notified in writing in the last six months of any material disputes relating to or arising out of any such agreement.

11.7	To the Seller’s knowledge, there have not been any material data security breaches, unauthorised access to or use of any the information technology (hardware and software) of the Target Companies, or unauthorised acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Target Company Data.

12.	Employment

Officers and Employees

12.1	Particulars for each of the Senior Employees of the Target Companies, including job titles, dates of commencement of employment, basic pay, location, bonus, pension and other benefits entitlements are included in the Disclosed Information.

12.2	Copies of standard employment contracts for employees of the Target Companies are included in the Disclosed Information.

12.3	No Senior Employee of a Target Company has given written notice terminating his contract of employment (which has not yet terminated) or is under notice of dismissal.

12.4	No Senior Employee will become entitled to any payment or other benefit from the Target Companies, or be entitled to give notice to terminate his employment, solely as a result of completion of the Transaction.

12.5	There is no current or, to the Seller’s knowledge, any pending or threatened claims against any Target Company by a Senior Employee of such Target Company arising out of or relating to their employment with such Target Company.

12.6	The Disclosed Information contains material particulars of:

(a)	all works councils and employee representative bodies which by law or any collective bargaining agreement have the right to be informed and consulted on matters which affect the employees of the Target Companies; and

(b)	all union recognition agreements, collective agreements, works council and European works council agreements (other than national collective bargaining agreements or industry wide collective agreements) between each Target Company and trade unions or employee representative bodies relevant to the employees of such Target Company.

12.7	To the Seller’s knowledge, no Target Company has, at any time in the last two (2) years, received written notice of any material dispute with any recognised trade union, works council or similar organisation, nor has there during the two (2) years prior to the date of this Agreement been any strike, work stoppage, work to rule, lock out or overtime ban or other similar industrial action by the employees of any Target Company.

12.8	Each of the Target Companies is materially in compliance with all applicable laws relating to employment, employment practices and terms and conditions of employment and the terms of all applicable collective bargaining agreements. There are no claims or proceedings against any of the Target Companies alleging or asserting otherwise.

12.9	To the Seller’s knowledge, there is no individual providing regular services to any Target Company under an agreement which is not a contract of employment.

Pensions and Incentive Schemes

12.10	Save for the pension plans and the social security plans included in the Disclosed Information and pension plans and social security plans existing by operation of law, there is no scheme or agreement in relation to which any Target Company has incurred any liability or responsibility for or in relation to the provision of any pension benefits, lump sum, gratuity or other like benefit payable on withdrawal from service for, in respect of or by reference to any director or employee or any former director, officer or employee of any Target Company (or their dependents) and no proposal or announcement has been made by any Target Company about the introduction, continuance, increase or improvement of, or payment of a contribution towards any such scheme or agreement.

13.	Legal and Regulatory Compliance

Compliance with Laws

13.1	The Target Companies have during the last five (5) years conducted their business in all material respects in accordance with applicable laws and regulations and there is no investigation, enquiry, order, decree or judgment of any court or governmental agency notified to and outstanding against the Target Companies, which had, or may have, a material adverse effect upon the assets or business of the Target Companies.

13.2	All necessary public and material licences, registrations, consents, permits and authorisations have been obtained by each Target Company to enable it to carry on its business in the places and manner in which such business is now carried out and all such licenses, registrations, consents, permits and authorisations are valid and subsisting and there are, to the Seller’s knowledge, no circumstances likely to lead to any of them being suspended, cancelled or revoked.

Data Protection

13.3	Each Target Company complies with EC Directive 95/46/EC, EC Directive 2002/58/EC, the Privacy and Electronic Communications (EC Directive) Regulations 2003 and all other applicable data protection legislation, and, to the Seller's knowledge, no Target Company has been subject to any complaint, investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any person regarding any offence or alleged offence under data protection legislation, and, no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such complaint, investigation, inquiry or proceedings.

Competition

13.4	No Target Company is or has at any time during the last five (5) years been party to or directly or indirectly concerned in any agreement, arrangement, understanding or practice (whether or not legally binding) or course of conduct which:

(a)	is or was in breach of any competition or similar legislation in any jurisdiction in which the Business is or has been carried on;

(b)	is or has been the subject of any investigation, site inspection or request for information by any court, competition or other governmental or administrative authority pursuant to any competition or similar legislation in any jurisdiction in which the Business is or has been carried on;

(c)	is or has been subject of any registration with, or any notification or application for a decision or guidance to, any competition or other governmental or administrative authority pursuant to any competition or similar legislation of any jurisdiction in which the Business is or has been carried on;

(d)	is or was otherwise registrable, notifiable, or void or which renders a Target Company or any of its officers liable to administrative, civil or criminal proceedings under any competition or similar legislation in any jurisdiction in which the Business is or has been carried on.

13.5	No Target Company has during the last five (5) years given any undertaking, and no order, decision, judgment or direction of any court, competition authority or other governmental or administrative authority has been made against any Target Company, or in relation to it, pursuant to any competition or similar legislation in any jurisdiction in which the Business is or has been carried on which, to the Seller’s knowledge, restricts the manner in which any Target Company is permitted to conduct any of the Business.

14.	Environmental Matters

14.1	To the Seller’s knowledge, the Target Companies are conducting the Business in compliance with applicable environmental laws, and the Target Companies are not in breach of any material environmental laws and have not received any written notice for any claims, investigations or proceedings concerning breach of any environmental laws.

14.2	All Environmental Permits which are material to the operation of the business of the Group have been obtained, are in force and are being and have been complied with in all material respects.

14.3	To the Seller’s knowledge, no circumstances exist which could result in any Environmental Permit being revoked, suspended, varied or limited or which might prejudice its renewal, nor are there any circumstances which require any further Environmental Permit to be obtained.

15.	Litigation

Current Proceedings

15.1	No Target Company is, or has been in the three (3) years prior to the date of this Agreement, involved (whether as claimant or defendant) in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business) which is material to the business of the Target Companies (together, the “Proceedings”). For this purpose: (i) “material” means proceedings which (if successful) are likely to result in a cost, benefit or value to the Target Companies of EUR 100,000 or more; and (ii) any proceedings for collection by a Target Company of debts arising in the ordinary course of business are excluded.

15.2	No Target Company nor any (current or former) employee, officer or agent of a Target Company has received written notice that it is being prosecuted for any criminal offence and no governmental or official investigation or inquiry or any such prosecution concerning or relating to a Target Company or any of its officers, agents or employees is in progress or, to the Seller’s knowledge, threatened and there are no facts or circumstances likely to give rise to any such investigation, inquiry or any such prosecution.

Pending or Threatened Proceedings

15.3	No Proceedings are pending or, to the Seller’s knowledge, threatened in writing against any Target Company.

16.	Taxation

16.1	Each Target Company is resident for Tax purposes in its respective jurisdiction of incorporation only, except for any protective Tax filings made in the ordinary course of business, and is duly registered for all Taxes the registration for which is required by law. No claim has ever been made by a Taxation Authority in a jurisdiction in which the Target Companies do not file Tax Returns that any Target Company is or may be subject to taxation by that jurisdiction.

16.2	All liabilities of each Target Company for Tax as at the Locked Box Date has been duly paid (insofar as it ought to have been paid) in accordance with applicable Law, and each Target Company has made all such withholdings, deductions and retentions that it was obliged to make in accordance with applicable Law and has accounted to the appropriate authority in respect of such amounts. No Target Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

16.3	All Tax Returns required to be submitted, all information required to be supplied and all notices and payments required to be made by each Target Company in each case for the purposes of Taxation (including, for the avoidance of doubt, any returns, registrations, forms, information or certifications required pursuant to FATCA and/or any other similar information reporting regime) have been submitted or supplied on a proper basis and within the requisite period (either the standard period or a valid extension in place with respect to such standard period). All such Tax Return, information, notices and payments are correct and there is no dispute or enquiry in respect of any of them with any Taxation Authority. No Target Company currently is the beneficiary of any extension of time within which to file any Tax Return.

16.4	Each Target Company has timely and properly submitted to the relevant Taxation Authority all claims, notices, elections and disclaimers, to the extent that it is assumed in the Combined Accounts that such submittals have been made.

16.5	No Target Company is or has been subject to, or to the Seller's knowledge, is likely to be subject to or involved in any audit, visit, investigation, dispute or litigation involving or with any Taxation Authority which has not been finally settled prior to the date of this Agreement and, to the Seller's knowledge, there are no circumstances which are likely to result in any Target Company becoming liable to pay any fine penalty, charge, surcharge or interest. There is no notice of deficiency or proposed adjustment for any amount of Tax asserted, or assessed by any Taxation Authority against any of the Target Companies.

16.6	Each Target Company has in its possession or under its control all necessary records, invoices and other information relating to Taxation in respect of all periods, transactions and events on or before Completion which are required by law to be maintained or which are required to enable the Taxation liabilities of each Target Company to be calculated accurately in all material respects.

16.7	All transactions or arrangements involving a Target Company and any related person (including any transactions or arrangements between any Target Companies) have been undertaken on arm’s length terms.

16.8	No Target Company (a) has been a member of an affiliated, combined, consolidated unitary, or similar group for Tax purposes (other than a group the common parent of which is a Target Company) or (b) has any successor or transferee liability or other secondary or other non-primary liability for the Taxes of any Person (other than a Target Company) as a result of transactions or events occurring, or contracts or agreements entered into, on or prior to the date of this Agreement, or a result of any Target Company being part of or owned by, or ceasing to be part of owned by, an affiliated, combined, consolidated, unitary, or similar group on or prior the date of this Agreement; provided, however, that the Target Companies have joined in filing certain combined state tax returns with other affiliates and the Target Companies will satisfy their share of the 2015 combined state tax liabilities by making certain payments to these other affiliates, such payments not exceeding the amount reserved on the Target Companies’ balance sheets at December 31, 2015

16.9	No Target Company is bound by or party to any Taxation sharing or Taxation allocation agreement in respect of which claims against such Target Company would not be time barred.

16.10	No Target Company has been a party to, or otherwise involved in, any transaction, scheme or arrangement the main purpose or object or one of the main purposes or objects of which is to avoid or reduce a liability to Taxation or to secure a Taxation advantage.

16.11	No Target Company has entered into any concessions, agreements or arrangements with any Taxation Authority (including, but not limited to, any arrangements for the payment of group Taxation liabilities) other than arrangements based on applicable law and/or published practice.

16.12	No Target Company has ever filed an election pursuant to U.S. Treasury Regulation Section 301.7701-3.

16.13	No Target Company is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax law).

16.14	No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Completion Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Completion Date, (B) agreement with any Taxation Authority executed on or prior to the Completion Date, (C) instalment sale or open transaction disposition made on or prior to the Completion Date, or (D) prepaid amount received on or prior to the Completion Date.

16.15	The entry into, becoming unconditional or Completion of this Agreement will not result in any income, profit or gain being deemed to accrue to any Target Company for Taxation purposes.

Schedule 7

Seller’s Limitations on Liability

1.	Limitations on Quantum

1.1	The liability of the Seller in respect of any Warranty Claim shall not arise unless and until the amount of such Warranty Claim (when aggregated with all other Warranty Claims based on the same or similar facts or in respect of the same Warranty) exceeds one hundred thousand Euro (EUR 100,000), in which case the Purchaser shall be entitled to claim the whole of such amount and not merely the excess.

1.2	The Seller’s total aggregate liability to compensate the Purchaser in respect of any breach of:

(a)	any of the Fundamental Warranties or any other obligation or covenant made or given by Seller in this Agreement, shall, under all circumstances be limited to any Loss not covered under the W&I Insurance Policy and in any event the total amount payable by the Seller shall be limited to the Consideration; and

(b)	any of the Warranties other than the Fundamental Warranties shall be limited to zero (EUR 0) (for the avoidance of doubt, the Purchaser shall have recourse under the W&I Insurance Policy up to the maximum amount included therein).

1.3	The Parties acknowledge that the Purchaser enters into the W&I Insurance Policy in order to obtain protection in the event of any breaches of the Warranties. To the extent that there is any breach of the Warranties, the Parties agree that subject to the liability for Fundamental Warranties specified in paragraph 1.2 above, the Seller or any member of the Seller’s Group shall under no circumstances have any liability towards the Purchaser, or the Purchaser be entitled to any actions against the Seller or any member of the Seller’s Group, in each case in respect of any Warranty Claim, irrespective of whether a Loss would be covered by the W&I Insurance Policy or not.

2.	Time Limits

The Purchaser’s right to make a Warranty Claim against the Seller shall expire:

(a)	in the case of a Warranty Claim other than a Warranty Claim under the Tax Warranties by no later than two (2) years from the Completion Date;

(b)	in the case of a Warranty Claim under the Tax Warranties by no later than seven (7) years from the Completion Date,

provided that any such Warranty Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless arbitral proceedings in respect of it have been commenced (by a request for arbitration) within twelve (12) months of such written notice being given to the Seller , except that:

(c)	where any such Warranty Claim is based on a liability which is contingent or otherwise not capable of being quantified it shall not be deemed to have been withdrawn unless arbitral proceedings in respect of it have not been commenced (by a request for arbitration) within twelve (12) months of the date on which the contingent liability becomes an actual liability or the liability becomes capable of quantification; and

(d)	where such a Warranty Claim is made under a Warranty in respect of which notice was given under this paragraph 2 at a time when the amount specified in paragraph 1.2 above has not been exceeded, it shall not be deemed to have been withdrawn unless arbitral proceedings in respect of it have not been commenced (by a request for arbitration) within twelve (12) months of the date on which the amount of Warranty Claims notified to the Seller under this paragraph 2 exceeds the amount specified in paragraph 1.2 above for the first time.

3.	Taxation

The Seller shall not be liable for any Warranty Claim to the extent that:

3.1	the Warranty Claim arises as a result of any changes made after Completion in the accounting bases, policies, practices or treatment of any member of the Purchaser’s Group with respect to a period ending prior to Completion save to the extent such change is required in order to conform with generally accepted accounting principles in force, or announced but not yet in force, at Completion applicable to the relevant accounting periods; or

3.2	the Warranty Claim arises or is increased through the failure or omission by any member of the Purchaser’s Group after Completion to make any claim, election, surrender, disclaimer or to do any other thing which was taken into account in computing the provision for Tax in the Combined Accounts and expressly notified to the Purchaser within a reasonable amount of time in order for the Target Company or the Purchaser to make such claim, election, surrender, disclaimer or to do any other thing; or

3.3	any relief or other deduction arising before Completion is available and can be utilized at no cost to the relevant Target Company to reduce or otherwise mitigate the liability of any Target Company for Tax which is the subject of such Warranty Claim in the year of the indemnity payment.

4.	Allowances, Provisions or Reserves

The Seller shall not be liable for any Warranty Claim to the extent that specific allowance, provision or reserve has been made in the Combined Accounts for the matter giving rise to such Warranty Claim.

5.	Contingent Liability

The Seller shall not be liable for any Warranty Claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable which has been taken into account when calculating the Consideration.

6.	Retrospective Legislation

The Seller shall not be liable for any Warranty Claim to the extent that the liability arises or is increased as a result of any legislation not in force at the date of this Agreement.

7.	Voluntary Acts or Omissions

The Seller shall not be liable for any Warranty Claim arising or increased directly or indirectly as a result of any voluntary act or omission of any member of the Purchaser’s Group after the date of this Agreement.

8.	Duty to Mitigate

The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer as a result of a breach by the Seller of this Agreement or as a result of any fact, matter, event or circumstance likely to give rise to a Warranty Claim.

9.	Loss Otherwise Compensated

9.1	The Seller shall not be liable for any Warranty Claim to the extent that:

(a)	the matter giving rise to such Warranty Claim has been (or is capable of being) made good or is (or is capable of being) otherwise compensated for without loss to the Purchaser; or

(b)	the Warranty Claim is recoverable under any insurance policy (or would have been recoverable had the Purchaser’s Group maintained in force insurance cover for the Target Companies similar to that in force at Completion).

9.2	In assessing a Warranty Claim, corresponding savings by, or net benefits to, the Purchaser’s Group shall be taken into account (including the amount by which Taxation may be reduced as a result of any liability).

10.	No Double Recovery

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which gives rise to one or more Warranty Claims.

11.	Exclusion of Seller’s Limitations

11.1	Nothing in this Schedule 7 applies to a Warranty Claim that arises or is delayed as a result of fraud or dishonesty by the Seller, any other member of a Seller’s Group, or any of their respective Agents.

Schedule 8

Form of Trademark License Agreement

[Trademark License Agreement attached]

Schedule 9

Form of Transitional Services Agreement

[Transitional Services Agreement attached]

Schedule 10

Conduct of Business prior to Completion

1.	Make any material change in the nature or organisation of the business of any Target Company.

2.	Discontinue or cease to operate all or any material part of the business of any Target Company.

3.	Transfer (a) any share capital or options or rights to subscribe for or convert into any shares, securities or loan capital of any Target Company or (b) other than in the ordinary course of trading consistent with past practice, all or any part of its business or assets or any shares of any Target Company.

4.	Acquire or subscribe for any share, debenture, mortgage or other interest in any company, partnership or other venture (other than any other Target Company).

5.	Acquire or dispose of any revenues, assets, business or undertakings with a value in excess of EUR 500,000 in aggregate across the Target Companies, other than in the ordinary course of business or from any other Target Company; provided that, notwithstanding item 32 below, the submission of bid or offer letters in respect of such acquisitions shall not be deemed a breach of this Schedule 10 so long as any such offer remains subject to the execution of a final binding agreement.

6.	Acquire or dispose of any material stock involving consideration, expenditure or liabilities in excess of EUR 100,000, exclusive of VAT, per sales campaign, except in the ordinary course of business on normal arm’s length terms.

7.	Enter into any agreement or incur any commitment involving any capital expenditure which exceeds EUR 250,000 individually or EUR 3,000,000 in aggregate.

8.	Enter into or amend any agreement or incur any commitment that is not in the ordinary course of business consistent with past practice; provided that, notwithstanding item 32 below, the submission of bid or offer letters in respect of acquisitions shall not be deemed a breach of this Schedule 10 so long as any such offer remains subject to the execution of a final binding agreement.

9.	Enter into any new agreements, purchase orders or contracts, or varying any existing agreements, purchase orders or contracts (whether in the ordinary course of business or otherwise) with a value in excess of EUR 500,000 where the pricing terms differ by more 5% from those similar contracts agreements, purchase orders or contracts that are in force and used by the Target Companies on the date of this Agreement.

10.	Amend, by more 5% from pricing terms on the date of this Agreement, any of the terms on which goods, facilities or services are supplied to any customer in excess of EUR 500,000 per annum, except where the Target Company is required to do so in order to comply with any applicable legal or regulatory requirement.

11.	Declare, make or pay any dividend or other distribution (including to any other Target Company).

12.	Issue or agree to issue or allot or grant any share capital or options or rights to subscribe for or convert into any shares, securities or loan capital (other than to another Target Company).

13.	Acquire, repay, redeem, reduce or repurchase any shares, securities or loan capital of any Target Company.

14.	Re-organise, consolidate, sub-divide or convert any of the share capital of any Target Company or vary or abrogate any of the rights attaching to any shares of any Target Company.

15.	Enter into any scheme or formal arrangement with any creditor (other than any other Target Company) with respect to repayment of any debts which are overdue or which cease to be payable by the Target Company when otherwise due as a result of such scheme or formal arrangement, other than in the ordinary course of business.

16.	Commence any voluntary liquidation or winding-up (or analogous proceeding in any jurisdiction), except for the commencement of voluntary liquidation of Luvata HTS do Brasil Participações Ltda and Luvata India Private Ltd.

17.	Establish or modify any profit sharing, bonus, retention, incentive or severance scheme (or pension or retirement scheme), other than in the ordinary course of business of any Target Company or in connection with normal course hiring or terminations in a manner consistent with past practice.

18.	Save as required by law:

(a)	make any material amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any Senior Employee (other than minor increases in emoluments made in the ordinary and usual course of business, in which case the Seller shall notify the of such increases as soon as reasonably possible);

(b)	transfer the employment of any employees to or from any of the Target Companies, other than in respect of the Transferring Employee;

(c)	provide or agree to provide any gratuitous payment or benefit to any Senior Employee or any of his dependants;

(d)	dismiss any Senior Employee other than for cause or unless not to do so would damage the business of the Group Company; or

(e)	engage or appoint any additional Senior Employee, with the exception of the engagement or appointment of

(i)	Director of Finance for EMEA; and

(ii)	Plant Manager for Wuxi, China,

provided, in both (i) and (ii), such engagement or appointment is on customary terms which are commensurate with the local market for comparable positions of this nature;

19.	Incur any additional borrowings other than (a) as a result of cash pooling arrangements, trade credit or working capital instruments in the ordinary course of business or (b) pursuant to any Intercompany Financing Agreement and Intercompany Cash Pooling Arrangement where the aggregate additional borrowings under all Intercompany Financing Agreements and Intercompany Cash Pooling Arrangement since the Locked Box Date do not exceed EUR 10,000,000; provided, however, that any amounts drawn, or otherwise borrowed, following a repayment of the equivalent amount, and under the same facility, shall not constitute additional borrowings under this paragraph 19.

20.	Make (or commit to make) any loan, other than credit extended in the ordinary course of trading.

21.	Create any Encumbrance over any of assets or undertaking of any Target Company other than in the ordinary course of trading or as may be required under the Intercompany Financing Arrangement Payables.

22.	Enter into any guarantee or indemnity or other agreement to secure, or incur financial or other credit support obligations with respect to, its or another person's (including another Target Company's) obligations.

23.	Enter into any arrangement, incur any liability or take (or fail to take) any action, in each case, to the extent such action (or inaction) constitutes an event of default (howsoever construed or defined) under the terms of any Intercompany Financing Agreement or Intercompany Hedging Arrangement that is continuing and is reasonably likely to be materially adverse to the interests of the Purchaser.

24.	Amend the articles of association or other constitutional documents of any Target Company, or pass any resolution that is inconsistent with their provisions.

25.	Pass any resolution in general meeting or by way of written resolution including, without limitation, any resolution for winding up, or to capitalise any profits or sum standing to the credit of the share premium account, capital redemption reserve fund or any other reserve, except for the resolutions to commence voluntary liquidation of Luvata HTS do Brasil Participações Ltda and Luvata India Private Ltd.

26.	Change the accounting reference date of any Target Company.

27.	Make or agree to make any change to the accounting practices or policies by reference to which the accounts of any of the Target Companies are drawn up (other than as required in order to comply with any changes in IFRS).

28.	Change any Target Company’s residence for Tax purposes or establish a new permanent establishment in any jurisdiction for Tax purposes.

29.	Except as required by law, seek or agree to a Tax ruling or file any Tax return, claim, election or other document relating to Tax on a basis inconsistent with past practice or materially alter its Tax reporting or payment practices.

30.	Commence or settle any civil or criminal litigation or arbitration proceedings or product warranty claims where the amount claimed exceeds EUR 150,000 except for payment, settlement or collection of trading debts in the ordinary course of business.

31.	Enter into or terminate any contract or arrangement with the Seller or any Related Person of the Seller, except in the ordinary course of business consistent with past practice.

32.	Agree or commit, conditionally or otherwise, to do any of the foregoing.

Schedule 11

Guarantees

Part 1    Details of Bank Guarantees

[Details of Bank Guarantees attached]

Part 2    Details of Seller Group Guarantees

[Details of Seller Group Guarantees attached]

Schedule 12

Form of Lock-up Agreement

[Lock-up Agreement Attached]

Schedule 13

Interest rates to be applied to Intercompany Financing Agreements and internal deposits

Signed for and on behalf
/s/ Jyrki Vesaluoma
Jyrki Vesaluoma

/s/ Jyrki Siltala
Jyrki Siltala

Authorised signatories

Signed for and on behalf

of Modine Manufacturing Company

Authorised signatory

[Signature Page To Share Sale and Purchase Agreement]